Exhibit 10.16

Portions of this exhibit (indicated by “[**]”) have been omitted pursuant to Item 601(b) of Regulation S-K. Schedules and similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K.

ASSET PURCHASE AGREEMENT

Dated as of 13 December 2023

Among

ALKERMES PHARMA IRELAND LIMITED

-and-

NOVO NORDISK PRODUCTION IRELAND LIMITED

-and-

NOVO NORDISK A/S

TABLE OF CONTENTS

Article 1 definitions and interpretation		5
1.1	Definitions	5
1.2	Other Defined Terms	19
1.3	Interpretative Provisions	20
1.4	Currency Conversion	22
1.5	Non-Application of Contra Proferentem	22
1.6	Warranties	22
Article 2 SALE AND TRANSFER OF THE TRANSFERRED ASSETS		22
2.1	Transferred Assets	22
2.2	Excluded Assets	22
2.3	Transferred Liabilities	22
2.4	Excluded Liabilities	23
2.5	Delivery	23
2.6	Obligation to Complete	23
Article 3 PURCHASE PRICE; TAX		23
3.1	Purchase Price	23
3.2	Payment of the Closing Purchase Price	23
3.3	Closing Estimates	24
3.4	Post-Closing Purchase Price Adjustments	24
3.5	Withholding Tax	25
3.6	Purchase Price Allocation	26
3.7	Reduction in the Purchase Price	26
Article 4 CONDITIONS TO CLOSING		26
4.1	Conditions to Both Parties’ Obligations to Close	26
4.2	Conditions to the Purchaser’s Obligations to Close	27
4.3	Conditions to the Seller’s Obligations to Close	28
4.4	Release of Encumbrances	28
Article 5 CLOSING		28
5.1	Closing Date	28
5.2	Closing Deliverables and Actions by the Seller	29
5.3	Closing Deliverables and Actions by the Purchaser	30
5.4	Risk of Loss; Insurance	30
Article 6 SELLER WARRANTIES		30
6.1	Organization; Qualification	31
6.2	Solvency	31

i

6.3	Authority; Enforceability	31
6.4	No Violations; Consents	31
6.5	Litigation	32
6.6	Sufficiency of Transferred Assets	32
6.7	Title to Transferred Assets	32
6.8	Compliance With Applicable Laws	33
6.9	Authorizations	33
6.10	Tangible Personal Property	33
6.11	Healthcare Regulatory and Compliance Matters	33
6.12	Anti-Corruption; International Trade	34
6.13	Intellectual Property	35
6.14	Privacy and Data Security	36
6.15	Product Liability	36
6.16	Owned Real Property	36
6.17	Environmental Matters	37
6.18	Transferred Contracts and Shared Contracts	38
6.19	Taxes	38
6.20	Employee Benefit Plans	40
6.21	Labour and Employment Matters	40
6.22	Finders’ Fees	43
6.23	Powers of Attorney	43
6.24	Business Records	43
6.25	Exclusivity of Warranties	43
Article 7 Purchaser WARRANTIES, Guarantor WARRANTIES and Guarantee Provisions		44
7.1	Purchaser Warranties	44
7.2	Purchaser Guarantor’s Warranties	45
7.3	Purchaser Guarantor’s Guarantee	46
7.4	Reliance	47
Article 8 COVENANTS		47
8.1	Operation of the Business and the Athlone Facility	47
8.2	Transfer of Transferred Authorizations	49
8.3	Access and Information	50
8.4	Necessary Efforts; No Inconsistent Action	52
8.5	Transferred Employees	53
8.6	Ancillary Agreements	55
8.7	Confidentiality	55
8.8	Press Releases and Other Disclosures	56
8.9	Deferred Assets	57
8.10	Wrong-Pockets	58
8.11	Reimbursement of Seller Separation Costs	58
8.12	Insurance	59
8.13	Non-Solicitation	60
8.14	Taxes	61
Article 9 TERMINATION		62

9.1	Termination	62
9.2	Effect of Termination	63
Article 10 SURVIVAL; INDEMNIFICATION		63
10.1	Survival	63
10.2	Indemnification by the Seller	64
10.3	Indemnification by the Purchaser	65
10.4	Limitations on Amounts of Losses	66
10.5	Other Limitations on Indemnification	66
10.6	Procedures for Indemnification	67
10.7	Third Party Claims	68
10.8	Mitigation of Losses	69
10.9	Tax Treatment	69
10.10	Setoff Rights	69
10.11	Exclusive Remedy	69
Article 11 MISCELLANEOUS		70
11.1	Expenses	70
11.2	Further Assurance	70
11.3	Waiver and Amendment	70
11.4	Entire Agreement	70
11.5	Headings	70
11.6	Notices	70
11.7	Binding Effect; Assignment	72
11.8	Counterparts	72
11.9	Electronic Signature	72
11.10	Governing Law and Dispute Resolution	72
11.11	Severability	73
11.12	Specific Performance	73
11.13	Relationship of the Parties	73
11.14	English Language	73
11.15	Construction	73
11.16	Seller Disclosure Letter	73

List of Annexes

Annex 1 Excluded Assets

Annex 2 Excluded Liabilities

Annex 3 Transferred Assets

Annex 4 Transferred Liabilities

Annex 5 [**] Equipment

Annex 6 Seller Knowledge Persons

Annex 7 Owned Real Property

Annex 8 Transferred Authorizations

Annex 9 Transferred Employees

Annex 10 Transferred Employees’ Records

Annex 11 Excluded Claims

Annex 12 Other Excluded Assets

Annex 13 Seller Products

Annex 14 Shared Contracts

List of Exhibits

Exhibit A Form of Interim Entry Agreement

Exhibit B Terms of License Agreement

Exhibit C Terms of Subcontract Agreement

Exhibit D Terms of Master Development and Services Agreement

Exhibit E Form of Transitional Services Agreement

Exhibit F Press Release

Exhibit G Agreed Form Land Sale Contract

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as a deed as of this 13th day of December 2023, among (1) ALKERMES PHARMA IRELAND LIMITED, a private company limited by shares incorporated under the laws of Ireland, with company registration number 448848, having its registered address at Connaught House, 1 Burlington Road, Dublin 4, Ireland (the “Seller”), (2) NOVO NORDISK PRODUCTION IRELAND LIMITED, a private company limited by shares incorporated under the laws of Ireland, with company registration number 737423, having its registered address at First Floor, Block A, the Crescent Building, Northwood Business Park, Santry, Dublin 9, Ireland (the “Purchaser”) and (3) NOVO NORDISK A/S, a limited liability company incorporated under the laws of Denmark, with CVR number 24256790, having its registered address at Novo Alle 1, 2880 Bagsværd, Denmark (the “Purchaser Guarantor”). The Seller, the Purchaser and the Purchaser Guarantor are a “Party” and collectively the “Parties”. Save as elsewhere provided in this Agreement, capitalized terms under in this Agreement shall have the meanings indicated in Section 1.1 and Section 1.2.

RECITALS

WHEREAS, the Seller is engaged in, among other things, the business of owning and operating a drug product development and manufacturing facility located at Monksland Industrial Estate in Athlone, County Roscommon, Ireland (the “Athlone Facility”) and certain Assets used in the operation or functioning thereof;

WHEREAS, the Seller wishes to sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser wishes to purchase and assume from the Seller, the Transferred Assets and the Transferred Liabilities, upon and subject to the terms and conditions set forth in this Agreement;

WHEREAS the Purchaser Guarantor has become a party to this Agreement for the purpose of entering into the guarantee and indemnity set out in Section 7.3; and

WHEREAS, in connection with the transactions contemplated hereby, the Parties and/or their respective Affiliates desire to enter into the Ancillary Agreements, in accordance with the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the respective mutual warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
definitions and interpretation

1.1 Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means United States generally accepted accounting principles (GAAP) and practices in effect from time to time applied consistently throughout the periods involved.

“Accrued PTO” means, as to each Transferred Employee, all accrued and unpaid hours of vacation, personal hours or days earned and sick leave applicable to such Transferred Employee, in each case relating to the period up to and including the Closing Date.

“[**] Amount” means, as of the Effective Time, the aggregate of all amounts that would be payable to [**] in effect at the time of the Closing.

“Action” means any civil, criminal or administrative claim, action or correspondence, arbitration, audit, hearing, inquiry, examination proceeding, litigation, suit, demand, hearing or proceeding commenced, brought, conducted, or heard by or before, or otherwise involving a Governmental Entity or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person but, in the case of the Purchaser expressly excluding Novo Holdings A/S, Novo Nordisk Foundation and their respective affiliates (excluding the Purchaser Guarantor and its subsidiaries). For the purpose of this definition, “control” or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock in issue and entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the entity or Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the power, direct or indirect, to cause the direction of the management or policies of a such Person, whether by contract or otherwise. The Parties acknowledge that in the case of Persons organized under the laws of certain countries where the maximum percentage ownership permitted by Law for a foreign investor is less than fifty percent (50%), such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power, direct or indirect, to cause the direction of the management and policies of such Person while owning, directly or indirectly, such lower percentage.

“Agency” means the Environmental Protection Agency in Ireland.

“Ancillary Agreements” means the Interim Entry Agreement, the Assignment and Assumption Agreement, the License Agreement, the Subcontract Agreement, the MDSA, the Transitional Services Agreement, the Quality Agreement and the Land Sale Contract.

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the FCPA and the UK Bribery Act of 2010 and the Irish Criminal Justice (Corruption Offences) Act 2018 (as amended).

“Assets” means, with respect to any Person, all assets, properties, rights and claims of every nature, kind and description, tangible and intangible, owned or leased or licensed, wheresoever located and whether or not carried or reflected on the books or records of such Person.

“Authority” means a Healthcare Regulatory Authority and any other Irish, United States, state, local or foreign Governmental Entity that is responsible for granting, issuing, or registering a Transferred Authorization.

“Authorization” means any consent, authorization, approval, order, license, registration, certification or permit, together with any documents, written submissions and records required to apply therefor or comply therewith, in each case pursuant to, of or from, or declaration or filing made with or pursuant to, any Governmental Entity having jurisdiction over, or any applicable Law relating to, the Transferred Assets, including the IE License and the HPRA Licenses.

“Authorization Transfer Applications” means the applications, including without limitation any required forms and/or declarations, to be made by the Seller or jointly by the Seller and the Purchaser or by the Purchaser (as appropriate for the applicable Transferred Authorization), in each case together with their respective Affiliates, as necessary, in respect of the transfer, (re-)grant, (re-)issue, (re-)registration, or variation of the Transferred Authorizations proposed to be undertaken in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

“Authorization Transfer Determinations” means the determinations of the relevant Authorities with respect to the Authorization Transfer Applications.

“Benefit Plan” means each “employee benefit plan” and each other employment, change in control, retention, bonus, commission, defined benefit or defined contribution, pension, profit sharing, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation, restricted stock, restricted stock unit, phantom stock or other equity-based compensation, retirement, vacation, severance, redundancy, termination, disability, death benefit, medical, dental, or other employee compensation and benefit plan, policy, program, agreement or arrangement, in each case, that the Seller or its Affiliates sponsor, maintain or contribute to (or are required to contribute to) with respect to any Transferred Employees or have any Liability with respect to or for the benefit of Transferred Employees and their beneficiaries and dependents.

“[**] Agreements” means, collectively, (A) [**] between the Seller and [**] (as subsequently amended); (B) the [**] between the Seller and [**] (the “[**] Agreement”); (C) the [**] between the Seller, [**] (as subsequently amended); and (D) the [**] between Seller and [**] (as subsequently amended), together with any side letters thereto.

“[**] Equipment” means the equipment listed in Annex 5 hereto.

“Books and Records” means all documents and data, including training plans, policy documents, qualifications, standard operating procedures, project records, facility design and construction records, commissioning and qualification records, procedures, backup systems, fire and other safety procedures, equipment manuals, warranty and repair records, maintenance procedures, serialization management records and data, people training and development management records, quality management records and non-product related chromatography data, all books, notebooks, ledgers, files, reports, plans, records, manuals, maps, engineering data and designs, blueprints, as-built plans, specifications, procedures, studies and equipment repair, safety, maintenance or service records owned by the Seller or its Affiliates related to the ownership, use, function or value of the Transferred Assets and/or the Transferred Liabilities whether stored in any physical or electronic form or medium, whether structured or unstructured, including historical data, but excluding system and disaster recovery backups and other copies made for similar purposes.

“Building Control Act” means the Building Control Acts 1990 to 2014.

“Building Regulations” means any regulations issued pursuant to the Building Control Act including, without prejudice to the generality of the foregoing, the Building Control (Amendment) Regulations 2014.

“Business” means the drug product development and manufacturing operations of the Seller as currently conducted at the Athlone Facility utilizing the Transferred Assets, other than the Excluded Business.

“Business Day” means a day (other than a Saturday, Sunday or a public holiday in Ireland, Denmark or Massachusetts, United States of America) on which banks are generally open for business in Dublin, Ireland, Copenhagen, Denmark and Waltham, Massachusetts, United States of America.

“Capital Goods” shall have the meaning attributed to that term under Section 2 and Section 63(1) of the VATCA.

“Capital Goods Record” shall have the meaning attributed to that term under Section 64(12) of the VATCA.

“Cash Equivalents” means freely available cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts. Notwithstanding the foregoing, Cash Equivalents of any Person shall (a) be reduced by the amount of issued but uncleared checks and drafts from any account of such Person and (b) include checks and drafts deposited for the account of such Person.

“Closing Adjustment Amount” means an amount, which may be a positive or negative number, equal to the sum of: (i) an amount equal to the [**], plus (ii) the [**] Amount, plus (iii) the Closing Property Tax Amount, plus (iv) an amount equal to the Seller Unpaid Expenses, less (v) an amount equal to the Seller Prepaid Expenses and plus (vi) the [**] (in each case, as of the Effective Time).

“Closing Conditions” means the conditions to the Closing set out in Article 4.

“Closing Adjustment Statement” means the statement, together with reasonably detailed supporting information, to be delivered by the Purchaser to the Seller in accordance with Section 3.4, setting forth the Purchaser’s determination of (i) each of (a) the [**], (b) the [**] Amount, (c) the Closing Property Tax Amount, (d) the Seller Unpaid Expenses, and (e) the Seller Prepaid Expenses (in each case, as of the Effective Time) and (ii) the Purchase Price.

“Closing Property Tax Amount” means, as of the Effective Time, an amount, which may be a positive or negative number, equal to the Property Taxes allocable to the Pre-Closing Period on a per diem basis, less any prepayments made in respect of the Property Taxes which relate to the Post-Closing Period. To the extent that the Closing Property Tax Amount shall be unknown (or shall not then be readily ascertainable) as of the Closing Date, a good faith fair estimate of the Closing Property Tax Amounts as determined by the Seller based on the Property Taxes of the previous calendar year shall be made.

“[**]” means (i) a waiver for the purposes of the [**] Agreements, to the extent such waiver is required, of any and all rights or obligations under such Contracts to assign, novate or otherwise transfer such Contracts to the Purchaser in connection with this Agreement or any transaction contemplated by, or under, this Agreement (for the avoidance of doubt, including under the [**] Agreement) and (ii) any approvals, consents, ratifications or waivers, as applicable, required under the [**] for the Parties to enter into and perform their obligations under the [**], this Agreement and each of the other Ancillary Agreements; provided, however, that where any such approval, consent, ratification or waiver is given on terms that would result in [**].

“Collateral Agent” means Morgan Stanley Senior Funding, Inc.

“Companies Act” means the Companies Act 2014 and all Acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Companies Act, and every statutory modification or re-enactment thereof for the time being in force (or, where the context so admits and requires, any one or more of such Acts) and all orders and regulations made thereunder.

“[**] Agreement” means the agreement dated 2 May 2023 entered between Alkermes Pharma Ireland Limited and [**] in respect of the [**].

“[**]” means, as of the Effective Time, the aggregate deferred payment(s) then due to [**] from the Seller in respect of certain [**] work to be completed by [**] pursuant to the [**] Agreement.

“Construction Services Agreement” means the services agreement entered into between Alkermes Pharma Ireland Limited and [**] dated 17 April 2019 between Alkermes Pharma Ireland Limited and [**].

“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Law or which upon release into the environment presents a danger to the environment or to the health or safety or welfare of any person.

“Contract” means any agreement, contract, subcontract, license, sublicense, personal property lease, sublease, indenture, purchase order or other legally binding arrangement, commitment or undertaking of any nature, in each case including any rights or claims thereunder, excluding any of the foregoing under or pursuant to which all obligations have been performed, paid, terminated, completed and/or discharged, as applicable.

“Credit Agreement(s)” means the Amended and Restated Credit Agreement dated 16 September 2011 by and among Alkermes, Inc., Alkermes plc, the Seller, Alkermes US Holdings, Inc., Morgan Stanley Senior Funding, Inc., the Lenders party thereto and the Guarantors party thereto (as amended).

“Data Protection Laws” means any data protection and privacy laws applicable to the Seller and its Affiliates in the operation of the Business or Transferred Assets and to the Seller in its processing of Personal Data in connection with the operation of the Business or Transferred Assets, including, to the extent applicable, the GDPR, the e-Privacy Directive (Directive 2002/58/EC) and any and all laws and regulations governing privacy, cybercrime, use of electronic data or data privacy.

“Disclosed” or “Disclosure” means facts, matters or other information fairly and reasonably disclosed in the Seller Disclosure Letter (or deemed to be disclosure under the terms of this Agreement) in such a manner and with sufficient detail to enable a prudent buyer to identify the nature and extent of the matter disclosed and to make an informed assessment of the fact, matter or information.

“Effective Time” means 24:00 local time in each jurisdiction in which the Business is conducted on the Closing Date.

“Employee Benefit Plans” means all employee benefit plans, including the Employee Stock Option Plan, any share option, share purchase, incentive, profit-sharing, bonus, commission, private medical, life insurance and pension plans (including the Pension Scheme), in each case which are sponsored, maintained or contributed to by the Seller or any of its Affiliates for any Transferred Employee, excluding any obligations arising under applicable Law (such as the obligation to make social security/national insurance contributions).

“Employee Stock Option Plan” means the Alkermes Plc. 2018 Stock Option and Incentive Plan, including any amendments thereto.

“Encumbrance” means any encumbrance, claim, charge, hypothecation, lien (including any lien for unpaid Taxes), license, mortgage, pledge, lease, sublease, right of way, trust or title retention agreement, easement, defect in title, restrictive covenant, option, assignment, hypothecation adverse claim, right of first refusal or security interest of any kind, other than the Permitted Encumbrances.

“Environmental Law” means (a) the common law and (b) any Law concerning the protection of the environment or the community or occupational safety or health (including, without limitation, illness or injury arising from exposure to any Contaminant or Hazardous Substance), noise, sustainability, energy use or efficiency, natural resources, pollution, contamination or the environment or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, management, registration, sale, import, export, release or disposal of, any Contaminant or Hazardous Substance.

“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the environment.

“Excluded Business” means all businesses of the Seller and its Affiliates including without limitation all design, development, manufacturing, marketing, distributing and selling activities related to the Seller Products.

“Excluded Information” means any (a) information of which the assignment or transfer is prohibited by applicable Law, (b) corporate minutes and statutory records of the Seller and its Affiliates, (c) governing instruments of the Seller and its Affiliates, (d) Tax Returns, including Tax accrual work papers, related to any Tax Returns of the Seller or its Affiliates, (e) employment records other than the Transferred Employees’ Records, (f) information relating to any Excluded Asset or Excluded Liability or any operations or business of the Seller and its Affiliates, (g) laboratory notebooks, (h) financial records and books of account and (i) transient information including emails, calendars, invites, text messages and personal notes.

“Fraud” means an intentional misrepresentation in the making of any of the warranties set forth in this Agreement or in any other Transaction Document that constitutes common law fraud under Irish law.

“Fundamental Warranties” means, with respect to the Seller, the warranties in Sections 6.1, 6.2, 6.3, 6.4, 6.7 and 6.12 (the “Seller’s Fundamental Warranties”) and, with respect to the Purchaser, the warranties in Sections 7.1(a) through 7.1(c) and Section 7.1(g) (the “Purchaser’s Fundamental Warranties”).

“GDPR” means (as the context permits) the EU General Data Protection Regulation (EU 2016/679) or the General Data Protection Regulation as adopted in the UK pursuant to the European Union (Withdrawal Act) 2018.

“Governmental Entity” means any court, agency, authority, department, legislative or regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member or quasi-governmental authority or self-regulatory organization of competent authority.

“Hazardous Substance” means any substance that is listed, defined, designated or classified as hazardous, toxic or otherwise harmful under applicable Environmental Laws including petroleum products and byproducts, radioactive or nuclear materials, asbestos-containing material and polychlorinated biphenyls, or that is otherwise regulated under Environmental Laws, including greenhouse gases and per and polyfluoroalkyl substances.

“Healthcare Regulatory Authority” means the United States Food and Drug Administration, the European Medicines Agency, the HPRA and any other federal, state, local or foreign Governmental Entity that regulates the development and manufacturing of pharmaceutical products.

“HPRA” means the Irish Health Products Regulatory Authority.

“HPRA Licenses” means the Manufacturer Authorisation (no. M01067/00001) granted by the HPRA to the Seller, the Manufacturer Authorisation (no. IMP00074-00001) granted by the HPRA to the Seller, and the Registration of Manufacturer, Importer or Distributor of Active Substances to be used as Starting Materials in Medicinal Products for Human Use (no. ASR11383/00001) issued by the HPRA to the Seller.

“HPRA License Determinations” means the HPRA’s (and/or if applicable the Minister for Health’s) determinations with respect to the HPRA License Transfer Applications.

“HPRA License Transfer Applications” means the applications to be made by the Seller or jointly by the Seller and the Purchaser or by the Purchaser (as appropriate for the particular HPRA Licenses) in respect of the proposed transfer, (re-)grant, (re-)issue, or (re-)registration of the HPRA Licenses to or in the name of the Purchaser.

“Identified Environmental Liabilities” means any Liabilities under Environmental Laws arising out of or in connection with the [**].

"Identified [**] Liabilities" means any Liabilities under Environmental Laws arising out of or in connection with the [**] on the Athlone Facility and (ii) the [**].

“IE License” means the Industrial Emissions License granted by the Agency to the Seller (Reg. Ref. P0100-02).

“IE License Determination” means the Agency’s determination with respect to the IE License Transfer Application.

“IE License Transfer Application” means the application to be made jointly by the Seller and the Purchaser in respect of the proposed transfer of the IE License to the Purchaser.

“Indemnified Party” means any Party who has a right to be indemnified pursuant to Article 10.

“Indemnified Person” means any Person who has a right to be indemnified pursuant to Article 10.

“Indemnifying Party” means any Party against whom another Party or Person has a right to be indemnified pursuant to Article 10.

“Indemnity/Warranty Claim” means any claim against the Purchaser or the Seller, as the case may be, in respect to a breach of (i) the indemnification provisions contained in Section 10.2, in the case of a claim against the Seller, or Section 10.3, in the case of a claim against the Purchaser or (ii) the warranties contained in Article 6, in the case of a claim against the Seller, or Article 7, in the case of a claim against the Purchaser.

“Intellectual Property” means all (a) patents, patent applications, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content, and all registrations of and applications to register regarding the forgoing; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators, all registrations of and applications to register regarding the foregoing together with all translations, adaptations, derivations and combinations thereof and including all goodwill of any business symbolized thereby; (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, research and lists; (e) rights to sue for past, present and future infringement, misappropriation, dilution or other violations thereof; (f) rights in licenses to or from a Third Party in any of the foregoing; and (g) all tangible embodiments thereof.

“Interim Entry Agreement” means that certain Interim Entry Agreement to be entered into between the Purchaser and the Seller and/or one or more of the Seller’s Affiliates, on the date of this Agreement, in the form attached hereto at Exhibit A.

[**]

“Inventory” means all stock of finished product or work-in-process product and any materials, components or spare parts used, or held for use, in the manufacture or development of drug products, including (a) raw ingredients, (b) intermediates, (c) excipients, (d) processing aids, (e) active ingredients, (f) bulk drug product and (g) packaging and labelling materials and components (including printed and non-printed components therefor), in each case that are maintained, held, stored or in transit by or on behalf of the Seller or its Affiliates and any Third Parties as of the Closing Date.

“Irish Pensions Act” means the Irish Pensions Acts 1990 to 2018 (as amended) and any statutory modification or re-enactment thereof for the time being in force and any statutory regulations made thereunder and the European Union (Occupational Pension Schemes) Regulations 2021 (as may be amended from time to time).

“Knowledge,” or similar words or phrases, means, with respect to the Seller, the actual knowledge of the employees listed under the heading “Seller Knowledge Persons” in Annex 6 hereto [**].

“Land Sale Contract” means the contract for sale in respect of the Owned Real Property, incorporating the Law Society of Ireland General Conditions of Sale (2023 Edition), the agreed form of which is appended hereto at Exhibit G.

“Law” means any statute, law, treaty, EU Directive, EU Regulation, Order, ordinance, requirement, regulatory rule, administrative interpretation, code or order of any Governmental Entity or any other requirement having the force of law of any Governmental Entity.

“Liabilities” means any and all debts, liabilities, expenses, guarantees, commitments, claims, actions, proceedings, demands, damages, losses, debts, judgments or settlements and obligations, of any nature or kind whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated or determined or determinable, including product liability, and, more generally, any liability arising under any Law, Action or governmental order, injunction or decree and any liability arising under any contract or undertaking.

“License Agreement” means the License Agreement to be entered into between the Purchaser Guarantor and the Seller and/or one or more of the Seller’s Affiliates, on the Closing Date, embodying the mutually agreed terms attached hereto as Exhibit B, pursuant to which the Seller and its applicable Affiliates will grant to the Purchaser licenses to certain Intellectual Property of the Seller (the “Licensed IP”), on the terms and conditions set forth therein.

“Long Stop Date” means the date that is twelve (12) months after the date of this Agreement.

“Loss” means any and all loss, Liability, costs and expenses actually incurred by a Party, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses); provided that, in the case of indirect and consequential damages, such damages are reasonably foreseeable and proximately caused by the asserted breach; provided, however, Losses shall not include any special, exemplary or punitive or any similar damages, or damages based upon diminution in value or any valuation multiplier, unless required to be paid to a Third Party as a result of a Third Party Claim.

“Material Adverse Effect” means a change, effect, event, occurrence or development (each, an “Effect”) that (x) has, or is reasonably expected to have, a materially adverse effect on the Athlone Facility and / or Transferred Assets, taken as a whole or a substantial part thereof, or (y) prevents, or would reasonably be expected to prevent, the Seller from consummating the transactions contemplated by this Agreement or from performing its obligations hereunder; provided, however, that, in the case of clause (x), no Effect shall be deemed either alone or in combination to constitute, and no Effect shall be taken into account in determining whether there has been or will be, a Material Adverse Effect, to the extent such Effect relates to, or arises from, one or more of the following: (a) any adverse Effect attributable to changes in conditions generally affecting (i) the pharmaceutical industry or (ii) the economy, financial or securities markets or political, legislative or regulatory conditions, taken as a whole, (b) any adverse Effect to or on any Excluded Asset or Excluded Liability, (c) any adverse Effect caused by the entry into this Agreement, announcement of this Agreement and the pendency or closing of the transactions contemplated hereby or the identity of the Purchaser, (d) any adverse Effect due to acts of war, armed hostility or terrorism, (e) any act of God, hurricane, tornado, weather event, earthquake, landslide, other natural disaster, epidemic, plague, pandemic (including the COVID-19 pandemic), other outbreak of illness or public health event (whether human or animal) and any other force majeure events (for the avoidance of doubt, any Effect within the control of the Seller, including Effects related to the Seller's workforce shall not constitute a force majeure event), (f) any adverse Effect due to actions or inactions required to be taken by the Seller or any of its Affiliates pursuant to the provisions of this Agreement or (g) any adverse Effect resulting from any action by the Purchaser, except in the case of Effects referenced in clauses (a), (d) or (e), for any effects that disproportionately impacts the Transferred Assets, as compared to similarly situated Assets.

“Material Contract” means (i) any Contract [**], (ii) any Contract with a Governmental Entity and (iii) any other Contract which is of material importance to the business, profits or assets of the Seller in so far as they relate to the Transferred Assets.

“MDSA” means the Master Development and Services Agreement to be entered into between the Purchaser and the Seller and/or one or more of the Seller’s Affiliates, on the Closing Date, embodying the mutually agreed terms attached hereto as Exhibit D.

“Minister for Health” means the Minister for Health of the Government of Ireland.

“Morgan Stanley Charges” means the security granted in favor of the Collateral Agent including each of the following documents pursuant to which the Seller granted certain security interests in favor of the Collateral Agent:

(a) a first lien guarantee and collateral agreement dated 16 September 2011 (the “First Lien Guarantee and Collateral Agreement”); and

(b) a first lien debenture dated 16 September 2011 (the “Irish Debenture”).

“Morgan Stanley Loan(s)” mean the loans advanced pursuant to the Credit Agreement(s).

“Neutral Accounting Firm” means Deloitte or such other internationally recognized public accounting firm to be mutually agreed by the Seller and the Purchaser (or, if not agreed by then by the Seller and the Purchaser, to be appointed by the President of Chartered Accountants Ireland); provided that the Neutral Accounting Firm shall not have been retained by any Party in respect to the transactions contemplated hereunder; provided, further, that the team at such Neutral Accounting Firm dedicated to the matters set forth in Section 3.4(d)(ii) shall be independent from any other transactions involving the Seller or the Purchaser or their respective Affiliates.

“Non-Transferred Employee” means any person employed or engaged, or formerly employed or engaged, by the Seller or its Affiliates who is not a Transferred Employee or a Transferred Worker.

“Order” means any judgment, decree, order, writ, award, assessment, ruling or injunction of a court or other Governmental Entity of competent jurisdiction.

“Ordinary Course” means the conduct of the Business in accordance with the Seller’s and its Affiliates’ normal day-to-day customs, practices and procedures, consistent with past practice and/or as currently planned to be conducted.

“Owned Real Property” means only that real property described by street address and set forth on Annex 7, including any and all buildings, plants, structures, and the improvements located thereon and real estate fixtures attached thereto and all easements, rights-of-way, appurtenances and other rights benefiting such real property and all right, title and interest of the Seller, if any, in and to (a) all oil, gas and mineral rights related to the foregoing and (b) any condemnation award or any payment in lieu thereof for any taking thereof or for any change in grade of any street, road or avenue adjacent thereto which occurs subsequent to the date of this Agreement.

“Pension Scheme” means the Alkermes Defined Contribution Plan established by Declaration of Trust, dated 8 August 2011.

“Permitted Encumbrances” means the following:

(a) The easements reserved out of the lands assured by [**];

(b) The easements and covenants granted and reserved by Deed of Transfer dated 3 April 2012 and made between (1) Roscommon County Council and (2) Alkermes Pharma Ireland Limited (comprising PRA Instrument D2012LR075213K);

(c) [**];

(d) [**];

(e) [**];

(f) A letter of undertaking dated 1 June 2018 from Alkermes Pharma Ireland Limited to ESB Networks DAC in respect of which the provisions of the Land Sale Contract apply; and

(g) Any other Encumbrance evident from the provisions of the special conditions of the Land Sale Contract.

“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, including any Governmental Entity.

“Personal Data” shall have the meaning set forth in the GDPR.

“Planning Acts” means the Local Government (Planning and Development) Acts 1963 to 1999 and the Planning and Development Acts 2000 to 2020.

“Post-Closing Period” means any taxable period beginning on or after the Closing Date and that portion of a Straddle Period beginning on the Closing Date.

“Processed,” “Processing,” or similar words or phrases, when used in connection with Personal Data, shall have the meaning set forth in the GDPR.

“Pre-Closing Period” means any taxable period ending before the Closing Date and that portion of any Straddle Period ending before the Closing Date.

“Pre-Closing Statement” means the statement, together with reasonably detailed supporting information, to be delivered by the Seller to the Purchaser in accordance with Section 3.4, setting forth the Seller’s reasonable and good faith estimates of (i) each of (a) the [**], (b) the [**] Amount, (c) the Closing Property Tax Amount, (d) the Seller Unpaid Expenses and (f) the Seller Prepaid Expenses (in each case, as of the Effective Time) and (ii) and the Closing Purchase Price payable to the Seller pursuant to Section 3.2(a)(ii).

“Property Taxes” means all rates levied by the relevant local authority and referable to the Owned Real Property apportioned on a per diem basis.

“Purchaser” shall have the meaning set forth in the caption hereto.

“Purchase Price Allocation” means the allocation of the Purchase Price between the Transferred Assets and the License Agreement as determined in accordance with Section 3.6.

“Quality Agreement” means the agreement on market standard terms to be entered into on the Closing Date between the Purchaser and the Seller in respect of quality system management related to the Athlone Facility and the Subcontract Agreement and the MDSA.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, agents, consultants, advisors (including legal counsel, accountants and financial advisors) and representatives.

[**]

“Sanctions Authority” means any relevant government, agency or legislature in the United States, the United Kingdom, the European Union or its member States, or other relevant jurisdiction, including but not limited to: the U.S. Treasury Department’s Office of Foreign Asset Control (OFAC), the U.S. State Department, the United Nations Security Council and the European Commission.

“Sanctions Laws” means all applicable EU and non-EU laws relating to economic or trade sanctions, including the laws administered or enforced by a Sanctions Authority.

“Sanctioned Country” means any country or region that is, or has been in the last five years, the subject or target of a comprehensive embargo under Sanctions Laws (which presently includes Belarus, Cuba, Iran, North Korea, Russia, Sudan, Syria, and the Crimea, Luhansk and Donetsk regions of Ukraine).

“Sanctions List” means the Consolidated United Nations Security Council Sanctions List, the Specially Designated Nationals and Blocked Persons list maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, the Denied Persons List maintained by the U.S. Department of Commerce, the Consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union or any other list issued or maintained by any Sanctions Authorities of persons subject to Sanctions (including investment or related restrictions), each as amended, supplemented or substituted from time to time.

“Sanctioned Person” means any individual or entity that is listed on, or owned or controlled by a person listed on, any Sanctions List.

“Seller Prepaid Expenses” means, as of the Effective Time, all prepayments, security deposits, rebates, refunds and prepaid expenses, in each case, relating to the Transferred Assets.

“Seller Unpaid Expenses” means, as of the Effective Time, any accrued and unpaid payment obligations arising under or out of the Transferred Contracts or the Shared Contract Rights, in each case to the extent (i) the invoice in respect of which the accrued liability relates is expected to be issued to the Purchaser or one of its Affiliates following the Completion Date and (ii) the underlying acts, omissions, facts, purchase orders, circumstances, claims, provision of services or supply of goods, equipment or other items arose prior to the Closing (it being acknowledged and agreed by the Parties that, to the extent a single invoice or other request for payment covers provision of services or supply of goods, equipment or other items during a period starting prior to the Closing Date and ending on or after the Closing Date, (x) in the case of provision of services, such payment obligations shall be allocated between the Purchaser and the Seller pro rata based on the number of days on which the services were performed before or after the Closing or, (y) in the case of supply of goods, equipment or other items, such payment obligations shall be allocated to the Party receiving the goods, equipment or other items).

“Seller’s Account” means the bank account specified by the Seller in writing to the Purchaser in the form of Valid Account Details no later than five (5) Business Days prior to the Closing Date. “Valid Account Details” means, with respect to any bank account, the valid (i) name of bank, (ii) address of bank, (iii) account number, (iv) account name and (v) ABA/Routing number.

“Seller Products” means any and all products researched, developed, manufactured, tested, stored, filled, labeled, packaged and/or supplied, or currently planned to be developed, manufactured, tested, stored, filled, labeled, packaged and/or supplied, by the Seller or its Affiliates at the Athlone Facility for its or their behalf or on behalf of any Third Parties, including without limitation those products listed in Annex 13 hereto.

“Seller Warranties” means the warranties given by the Seller pursuant to Article 6.

“Shared Contracts” means those Contracts listed in Annex 14 hereto.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Subcontract Agreement” means the Subcontract Agreement to be entered into between the Purchaser and the Seller and/or one or more of the Seller’s Affiliates, on the Closing Date, embodying the mutually agreed terms attached hereto as Exhibit C, pursuant to which, inter alia, the Seller and/or its applicable Affiliates will subcontract to the Purchaser certain obligations with respect to the [**], on the terms and conditions set forth therein.

“Tax” means all tax liabilities, including income taxes, capital taxes, gross receipts taxes, stamp duties, withholding taxes, sales taxes, VAT, franchise taxes, profits, payroll taxes, employment taxes, unemployment taxes, social security contributions, Property Taxes, Transfer Taxes, turnover taxes and all other taxes, duties, levies or imposts payable to any competent Taxation Authority in any jurisdiction, including all interest, penalties, costs, expenses and additions with respect thereto, whether disputed or not.

“Tax Returns” means all reports, declarations, returns, claims for refund or credit, schedule, estimate, information return or statement (including any attachment thereto or amendment thereof) required to be filed with respect to Taxes.

“Taxation Authority” means, in Ireland, the Revenue Commissioners, any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function competent to impose, administer, levy, assess or collect Tax.

“TCA” means the Irish Taxes Consolidation Act 1997.

“Termination Date” means the date on which this Agreement is terminated in accordance with Article 9.

“Third Party” means any Person other than a Party or any Affiliate of a Party.

“Transaction Documents” means, collectively, this Agreement, the Ancillary Agreements and any other documents in agreed form entered into or to be entered into pursuant to this Agreement or any of the Ancillary Agreements.

“Transfer Regulations” means the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003.

“Transfer Taxes” means all Irish stamp duty and any similar Taxes incurred as a result of the transactions pursuant to this Agreement, including any penalties, interest and additions with respect to such Taxes, in each case, imposed in connection with this Agreement and the transactions contemplated by this Agreement; provided, that Transfer Taxes shall exclude all VAT.

“Transferred Authorizations” means those Authorizations held by the Seller or its Affiliates relating exclusively to the ownership, use, function or value of the Transferred Assets including the IE License, the HPRA Authorizations and the Authorizations expressly listed in Annex 8 hereto (which, for the avoidance of doubt, shall exclude any marketing authorizations relating to the Seller Products), to the extent such Authorizations are transferable by the Seller or its Affiliates to the Purchaser by assignment or otherwise (including without limitation upon request or application to a Governmental Entity, or which will pass to the Purchaser as successor in title to the Transferred Assets by operation of Law).

“Transferred Employee” means each employee of the Seller or its Affiliates [**].

“Transferred Employees’ Records” means those personnel records that exclusively relate to the Transferred Employees that are listed in Annex 10 hereto.

“Transferred Liabilities” means only those Liabilities of the Seller listed in Annex 4 hereto, and does not include any other Liabilities of the Seller or any of its Affiliates.

“Transferred Worker” means each agency worker or independent contractor engaged by the Seller to provide services at the Athlone Facility whose name is set forth in Part 3 of Annex 9 hereto.

“Transitional Services Agreement” means the Transitional Services Agreement to be entered into between the Purchaser and the Seller and/or one or more of its Affiliates, on the Closing Date, embodying the mutually agreed terms attached hereto as Exhibit E, pursuant to which the Seller and/or its applicable Affiliates will provide the services set out therein on the terms and conditions set forth therein.

“VAT” means (a) value added tax charged under VATCA and (b) any other Tax charged in conformity to EU the Council Directive 2006/112/EC of 28 November 2006 and (c) any Tax similar to or replacing same, whether imposed in a member state of the European Union in substitution for, or levied in addition to, the tax referred to in (b), or elsewhere.

“VATCA” means Value Added Tax Consolidation Act 2010 of Ireland.

1.2 Other Defined Terms. Unless the express context otherwise requires each of the following terms is defined in the Section set forth opposite such term:

Term	Section

“Agreement”	Preamble
“Assignment and Assumption Agreement”	Section 5.2(i)
“Athlone Facility”	Recitals
“Basket”	Section 10.4(c)
“Business Software”	Section 6.13(e)
“CGT Clearance Certificate”	Section 4.2(e)
“Claim Notice”	Section 10.7(a)
“Closing Date”	Section 5.1
“Closing Overpayment”	Section 3.4(e)
“Closing Underpayment”	Section 3.4(e)
“[**]”	Annex 10
“Consent”	Section 8.4
“Deferred Asset”	Section 8.9
“Direct Claim”	Section 10.6(b)
“Disputed Items”	Section 3.4(c)
“Employees’ Representatives”	Section 8.5(f)
“Excluded Assets”	Annex 10
“Excluded Claims”	Annex 10
“Excluded Contracts”	Annex 10
“Excluded Encumbrances”	Section 6.7(a)(ii)
“Excluded Liabilities”	Annex 2
“Guaranteed Obligations”	Section 7.3
“Indemnification Claim Notice”	Section 10.6(a)
“Interim Period”	Section 8.1(a)
“Notice of Disagreement”	Section 3.4(c)
“Other Excluded Assets”	Annex 10
“Other Excluded Contracts”	Annex 10
“Proceedings”	Section 11.10
“Purchaser Claiming Parties”	Section 10.2
“Purchaser TUPE Notice Information”	Section 8.5(i)
“Qualifying Loss”	Section 10.4(c)
“Restricted Person”	Section 8.13
“Retention Deduction Amount Items”	Land Sale Contract
“Review Period”	Section 3.4(b)

“Seller Disclosure Letter”	Article 6
“Seller Employee and Worker Charges”	Section 8.5(d)
“Seller Separation Costs”	Section 8.11
“Seller TUPE Notice Information”	Section 8.5(j)
“Shared Contract Rights”	Annex 3
“Third Party Claim”	Section 10.7
“Transferred Assets”	Annex 3
“Transferred Books and Records”	Annex 3
“Transferred Contracts”	Annex 3
“Transferred Individual Charges”	Section 8.5(d)
“Transferred IP”	Annex 3
“Transferred Personal Property”	Annex 3
“TUPE Notice”	Section 8.5(f)
“TUPE Process”	Section 8.5(g)
“Unresolved Objection”	Section 3.4(d)(ii)

1.3 Interpretative Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars and the terms “Euro” and “€” means the lawful currency for the time being of Ireland;

(d) references herein to a specific Section, Article, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Articles, Schedules, Annexes or Exhibits of this Agreement and references to “this Agreement” shall refer to this Agreement and all of its Annexes, Schedules and Exhibits;

(e) wherever the words “include”, “includes”, “including” or words of similar import are used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(h) any reference to any Law shall include:

(i) any statute or statutory provision which:

(A) amends, extends, applies, consolidates, re-enacts or replaces any such statute or statutory provisions (whether before, on or after the date of this Agreement); or

(B) has been amended, extended, consolidated, re-enacted or replaced (whether before, on or after, the date of this Agreement) by any statute or statutory provision; and

(ii) any orders, regulations, instruments or other subordinate legislation made under the relevant statute (together the “Subordinate Legislation”),

except, in each case, to the extent that any such amendment, extension, application, consolidation, re-enactment or replacement or any Subordinate Legislation is [**];

(i) references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof;

(j) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(k) “arising out of” means arising out of, or related to, and, if not solely arising out of, or related to, then to the extent arising out of, or related to;

(l) the use of the word “or” is not intended to be exclusive unless expressly indicated otherwise;

(m) any documents or materials referred to herein as being “made available” to the Purchaser shall have been provided to the Purchaser or its counsel at least three (3) Business Days prior to the date of this Agreement;

(n) a Party includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(o) any reference to “writing” or any similar expression includes transmission by email or other comparable means of electronic communication, provided, however, that where any notice is served under this Agreement by email, or other comparable means of electronic communication, it must clearly and unambiguously state in such communication that such commination constitutes a notice for the purpose of this Agreement;

(p) unless the context otherwise requires the words, “subsidiary”, “holding company” and “financial year” shall have the same meanings in this Agreement as their respective definitions in the Companies Act;

(q) any reference in this Agreement to a specific Irish legal term or specific U.S. legal term for any action, remedy, method or form of judicial proceeding, legal document, legal status, court, official or any other legal concept, or thing will, in respect of any jurisdiction outside of Ireland or the United States of America, as applicable, relevant to the transactions contemplated by this Agreement, be deemed to include a reference to the corresponding or most similar legal term in that jurisdiction;

(r) any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(s) any reference to Ireland does not include Northern Ireland; and

(t) any reference to:

(i) a time of day is to the time in Ireland;

(ii) a day or a Business Day is to a period of 24 hours running from midnight to midnight; and

(iii) a “month” shall mean a calendar month.

1.4 Currency Conversion. Where any conversion between Dollars and another currency is required to be made under, or in connection with, the provisions of this Agreement (a “Conversion Calculation”), the conversion rate to be used for the purpose of the Conversion Calculation shall be the daily fixing for such currency on the date on which the Conversion Calculation is made as calculated by the exchange rate office of the European Central Bank for such date or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays bank as at the close of business in London on such date.

1.5 Non-Application of Contra Proferentem. The Parties have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

1.6 Warranties. Unless the context otherwise requires or unless otherwise specified, for the purpose of construction of the respective warranties of the Parties contained herein, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include or reference to that which most nearly approximates to the Irish legal term in that jurisdiction.

Article 2
SALE AND TRANSFER OF THE TRANSFERRED ASSETS

2.1 Transferred Assets. Upon the terms and conditions set forth in this Agreement and the Land Sale Contract (in respect of the Owned Real Property only) and subject to all applicable Laws, the Seller agrees to, and agrees to cause all of its Affiliates to, as legal and beneficial owner(s), at the Closing, sell, transfer, assign, novate, convey and deliver, as applicable, to the Purchaser (or one or more of its Affiliates, in the Purchaser’s sole discretion), and the Purchaser (or one or more of its Affiliates, in the Purchaser’s sole discretion) hereby agrees, in reliance upon, inter alia, the warranties and covenants given by the Seller pursuant to this Agreement and the other Transaction Documents, with effect on and from the Closing, to purchase, acquire, accept and assume, as applicable, from the Seller and each of its Affiliates, all of its and their respective rights, title and interest in and to the Transferred Assets, free and clear of all Encumbrances (other than the Transferred Liabilities), together with all rights attached to them at the Closing Date or subsequently becoming attached to them.

2.2 Excluded Assets. Notwithstanding anything herein to the contrary, from and after the Closing, the Seller and its Affiliates shall retain all of their existing right, title and interest in and to the Excluded Assets, and the Excluded Assets shall be excluded from the sale, conveyance, assignment or transfer to the Purchaser hereunder.

2.3 Transferred Liabilities. Upon the terms and conditions set forth in this Agreement and subject to all applicable Laws, the Purchaser agrees that, in reliance upon, inter alia, the warranties and covenants given by the Seller pursuant to this Agreement and the other Transaction Documents, with effect on and from the Closing, the Purchaser (or one or more of its Affiliates, in the Purchaser’s sole discretion)

shall assume, pay, perform and discharge when due in accordance with their respective terms, all of the Transferred Liabilities and the Seller will promptly, and at its own cost and expense, provide all information and assistance and take all steps reasonably requested by the Purchaser to assist in the assumption, payment or discharge of the Transferred Liabilities. For the avoidance of doubt, nothing in this Section 2.3 or any other provision of this Agreement shall be construed as transferring any Liabilities related to or arising under or out of the [**], and any and all such Liabilities shall remain with the Seller following the Closing.

2.4 Excluded Liabilities Except as otherwise specifically set forth in Section 2.3, the Parties hereby agree that the Seller shall remain solely responsible for the Excluded Liabilities and the Purchaser (or any of its Affiliates) shall not be obligated to assume, pay, perform, discharge or be responsible for any of the Excluded Liabilities. Furthermore, the Seller hereby undertakes to and covenants with the Purchaser to pay, perform and discharge the Excluded Liabilities when due in accordance with their respective terms. For the avoidance of doubt, no Liability in respect of the Business or the Transferred Assets shall pass to or be assumed or construed as accepted by the Purchaser (or any of its Affiliates), except as otherwise specifically set forth in Section 2.3.

2.5 Delivery. To the extent permitted by applicable Laws, the title to such of the Transferred Assets which are capable of passing by delivery shall pass by delivery at the Closing Date, and such delivery shall take place at the location of the same at the Closing.

2.6 Obligation to Complete. Subject to Section 8.9, the Purchaser shall not be obliged to complete the purchase of any of the Transferred Assets or assume any liability hereunder unless the purchase of all the Transferred Assets is completed simultaneously in accordance with the provisions of this Agreement.

Article 3
PURCHASE PRICE; TAX

3.1 Purchase Price. The consideration payable by the Purchaser and/or the Purchaser Guarantor (or one or more of their respective Affiliates) on the Closing in respect of the purchase and sale transactions hereunder shall be the sum of: $92,500,000 less the Closing Adjustment Amount (which may be a positive or negative number), which sum comprises the aggregate purchase price to be paid on the Closing for the Transferred Assets (the “Closing Purchase Price”). The Closing Purchase Price shall be adjusted after the Closing in accordance with Section 3.4 and the Closing Purchase Price so adjusted is referred to herein as the “Purchase Price”.

3.2 Payment of the Closing Purchase Price.

(a) At the Closing, the Purchaser agrees:

(i) to assume the Transferred Liabilities, in accordance with Section 2.3; and

(ii) to pay to the Seller the Closing Purchase Price in accordance with Section 5.3(b).

(b) The Closing Purchase Price and any payments due to the Seller pursuant to Section 3.4(e)(i) shall be paid by the Purchaser to the Seller’s Account by way of wire transfer of immediately available funds. Receipt of the Purchase Price into the Seller’s Account shall be an absolute discharge to the Purchaser of its obligation to make such payment.

3.3 Closing Estimates. No later than [**] prior to the Closing Date, the Seller shall deliver to the Purchaser the Pre-Closing Statement. Prior to the Closing, the Parties shall consider in good faith each other’s reasonable comments on the Pre-Closing Statement and shall make any changes that both Parties agree based on the other’s comments. Should any dispute arise between the Purchaser’s opinion and the Seller’s opinion as to the Closing Adjustment Amount and the related adjustments to be made to the Closing Purchase Price pursuant to Section 3.1, the adjustment to the Closing Purchase Price pursuant to Section 3.1 will be based on the Purchaser’s determination of the Closing Adjustment Amount and the Purchaser shall notify the Seller of such determination not less than [**] prior to the Closing. For the avoidance of doubt, the Pre-Closing Statement shall be prepared in accordance with the Accounting Principles.

3.4 Post-Closing Purchase Price Adjustments

(a) [**] after the Closing Date, the Purchaser shall deliver to the Seller the Closing Adjustment Statement. The Purchaser may not modify the Closing Adjustment Statement once it has been delivered to the Seller in accordance with this Section 3.4(a).

(b) For [**] following the delivery of the Closing Adjustment Statement (the “Review Period”), the Purchaser shall, and shall cause its Affiliates to, permit the Seller and its Representatives reasonable access, during normal business hours upon reasonable advance notice and subject to a requirement to enter into any reasonable confidentiality agreements, to the relevant financial books and records relating to the Transferred Assets solely for the purposes of the Seller’s exercise of its review and objection rights contemplated in this Section 3.4.

(c) The Seller shall notify the Purchaser within the Review Period if it objects to any matter set forth in the Closing Adjustment Statement delivered by the Purchaser, which notice shall include a reasonably detailed statement describing the basis for such objection which, for the avoidance of doubt, can include a re-calculation of any adjustments made to the Purchase Price based on further information received after the Closing (a “Notice of Disagreement”). If no Notice of Disagreement is received by the Purchaser within the Review Period, then the Closing Adjustment Statement shall be deemed to have been accepted by the Parties and will become final and binding upon the Parties. If the Seller delivers a Notice of Disagreement to the Purchaser within the Review Period, only those matters specified in such Notice of Disagreement shall be deemed to be in dispute (such matters, “Disputed Items”). Any Notice of Disagreement shall set forth in reasonable detail each Disputed Item, the disputed amount of each Disputed Item, the Seller’s alternative amount of each Disputed Item and the basis for such alternative calculation and the Sellers alternative calculation of any such Disputed Item. Any component of the calculations set forth in the Closing Adjustment Statement that is a Disputed Item in a Notice of Disagreement delivered to the Purchaser within the Review Period shall be final and binding upon the Parties, unless the resolution of any Disputed Item affects an undisputed component of the Closing Adjustment Statement, in which case such undisputed component shall, notwithstanding the failure to object to such component in the Notice of Disagreement, be considered a Disputed Item to the extent affected by such resolved Disputed Item.

(d) Any Disputed Item shall be resolved as follows:

(i) The Seller and the Purchaser shall first negotiate in good faith to resolve such Disputed Item during the [**] delivery of a Notice of Disagreement. Any resolution agreed to in writing by the Seller and the Purchaser as to such Disputed Item shall be final and binding upon the Parties.

(ii) If the Seller and the Purchaser do not reach a resolution of such Disputed Item [**] after delivery of any Notice of Disagreement pursuant to Section 3.4(c), then any such unresolved objections (the “Unresolved Objections”) may be resolved conclusively and bindingly for the Parties through a determination made by the Neutral Accounting Firm (acting solely as an expert and not as an arbitrator) following a request by either the Purchaser or the Seller to refer the Unresolved Objections to the Neutral Accounting Firm. The Neutral Accounting Firm shall be instructed to make a determination with respect to the Unresolved Objections and the Neutral Accounting Firm shall only consider (A) whether the components of the Unresolved Objections were prepared in accordance with this Section 3.4 and (B) whether there were mathematical errors in the components of the Unresolved Objections. Any disagreement over the scope of the Unresolved Objections shall be resolved by the Neutral Accounting Firm. The Parties shall provide the Neutral Accounting Firm with all necessary documents as requested by it as soon as possible and shall instruct the Neutral Accounting Firm to render its decision in accordance with the terms set forth in this Section 3.4 and as promptly as reasonably practicable. The Neutral Accounting Firm shall be instructed to grant the Parties the opportunity to state their points of view and, if the Neutral Accounting Firm determines that a hearing would be appropriate, the Neutral Accounting Firm may conduct a hearing on the Unresolved Objections. All submissions by the Seller or the Purchaser to the Neutral Accounting Firm shall be in writing and shall simultaneously be delivered to the other Party and there shall be no ex parte communication with the Neutral Accounting Firm. The Neutral Accounting Firm shall be instructed to submit its decision and its reasoning in writing to the Parties. Absent Fraud, intentional misconduct or manifest error, the resolution by the Neutral Accounting Firm of the Unresolved Objections shall be final and binding upon the Parties. The fees and disbursements of the Neutral Accounting Firm shall be allocated between the Seller and the Purchaser in the same proportion that the aggregate amount of Unresolved Objections so submitted to the Neutral Accounting Firm are unsuccessfully disputed by each such Party (as finally determined by the Neutral Accounting Firm) bears to the total amount of the Unresolved Objections so submitted, as determined by the Neutral Accounting Firm in its final determination.

(e) [**] after the Closing Adjustment Statement becomes final and binding upon the Parties pursuant to Section 3.4(c) or any Closing Adjustment Statement (as modified) becomes final pursuant to Section 3.4(d), one of the following payments shall be made:

(i) If the Purchase Price, as finally determined in accordance with the foregoing provisions of this Section 3.4, is more than the Closing Purchase Price paid, or deemed to be paid, by the Purchaser to the Seller on the Closing Date (such amount, the “Closing Underpayment”), the Purchaser shall pay to the Seller an amount equal to the Closing Underpayment to the Seller’s Account.

(ii) If the Purchase Price, as finally determined in accordance with the foregoing provisions of this Section 3.4, is less than the Closing Purchase Price paid, or deemed to be paid, by the Purchaser to the Seller on the Closing Date (such amount, the “Closing Overpayment”), the Seller shall pay to the Purchaser an amount equal to the Closing Overpayment to a bank account to be designated by the Purchaser.

(iii) If the Purchase Price, as finally determined in accordance with the foregoing provisions of this Section 3.4, is equal to the Closing Purchase Price, no payments shall be required to be made pursuant to this Section 3.4.

3.5 Withholding Tax. The Purchaser, the Seller, and any other applicable withholding agent shall be entitled to withhold, or cause to be withheld, from any payment made pursuant to this Agreement such amounts as are required to be withheld under applicable law (including any amounts required to be withheld in the event that a CGT Clearance Certificate is not produced by the Seller indicating that Irish Tax is not required to be deducted from the Purchase Price). In the event any amount payable is subject to withholding tax under applicable Law, payor shall deduct the respective amount from the Closing Purchase Price and pay the withholding tax to the relevant Taxation Authority; provided that, except for any deduction or withholding that is required as a result of the Seller’s failure to deliver a CGT Clearance Certificate, (i) prior to any such deduction or withholding payor shall make all reasonable efforts to give the recipient notice of its intention to make such deduction or withholding and (ii) payor shall make all reasonable efforts to cooperate with the recipient to the extent reasonably requested in order to obtain reduction or relief from such deduction or withholding, (iii) payor shall deliver [**] to payee proof of such payment to the relevant Taxation Authority and (iv) the Seller and the Purchaser shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties and applicable Laws, including but not limited to the submission or issuance of requisite forms and information. To the extent that amounts are so withheld and paid to the applicable Taxation Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Upon any Party’s reasonable written request, the Party which has made the relevant withholding shall provide the requesting Party with a tax payment certificate or other documentation (or copy thereof), to the extent issued by the applicable Taxation Authority, certifying payment of such amount.

3.6 Purchase Price Allocation. The Seller and the Purchaser shall seek to agree the allocation of the Purchase Price and any other amounts treated as consideration for applicable Tax purposes among the Transferred Assets, in accordance with the headings set out in Schedule 3.6 (with breakdowns in respect of each Transferred Asset as required) and the License Agreement [**] of the date of this Agreement. In circumstances where the Seller and the Purchaser cannot agree such allocation [**] of the date of this Agreement, [**], the allocation of the Purchase Price among the Transferred Assets and the License Agreement, which allocation may be amended from time to time, and shall deliver to the [**] determination of such allocation at or prior to the Closing. The Seller and the Purchaser agree that the Purchase Price Allocation may be adjusted by [**] on or before [**], if required for [**]; provided that [**] shall provide prompt notice to the Seller of any such adjustment to the Purchase Price Allocation and that the adjustment does not give rise to [**] for the Seller. The Parties agree that the Seller and the Purchaser shall use the Purchase Price Allocation (as adjusted in accordance with this Section 3.6) in their respective tax returns for the Straddle Period or the Post-Closing Period, (as applicable).

3.7 Reduction in the Purchase Price. The Purchase Price shall, to the extent legally permissible, be reduced or shall be deemed to have been reduced by the amount, if any, paid to the Purchaser in respect of any claim for breach of any of the Seller Warranties, indemnities or other terms of this Agreement or any Transaction Document. For the avoidance of doubt, any deemed reduction of the Purchase Price pursuant to this Section 3.7 [**].

Article 4
CONDITIONS TO CLOSING

4.1 Conditions to Both Parties’ Obligations to Close. The obligations of the Parties to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfillment (or written waiver in whole or in part, by both Parties) at or prior to the Closing of each of the following conditions:

(a) Authorizations. All of the Transferred Authorizations set forth on Annex 8 shall have been approved, granted or obtained, as applicable (including by way of expiration of any waiting period, where applicable);

(b) IE License. To the extent not covered by Section 4.1(a), the IE License Determination will have issued and such IE License Determination shall effect the transfer of the IE License to the Purchaser;

(c) Transaction Documents. The final forms of each of the Transaction Documents (excluding this Agreement and the Interim Entry Agreement) shall have been agreed by the Parties and both the Purchaser and the Seller shall have confirmed they are in a position to execute same on the Closing; and

(d) No Injunctions; Actions. Consummation of the transactions contemplated hereby or by the Ancillary Agreements shall not have been restrained, enjoined or otherwise prohibited or made illegal by any injunction issued by any Governmental Entity of competent authority under applicable Laws.

4.2 Conditions to the Purchaser’s Obligations to Close. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfilment (or written waiver in whole or in part, by the Purchaser in its sole discretion, to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Warranties. (i) The warranties of the Seller contained in this Agreement, (other than the Seller’s Fundamental Warranties) (disregarding any exception or qualification of such warranties that that are qualified by the terms “material”, “in all material respects”, or similar words or phrases) shall be true and correct on the Closing Date (except to the extent such warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except where the failure of such warranty or warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect; and (ii) the Seller’s Fundamental Warranties shall be true and correct in all but de minimis respects on the Closing Date (except to the extent such warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all but de minimis respects as of such date);

(b) No Breach of Covenant. The Seller shall not be in material breach of the covenants and agreements required to be performed by it hereunder on or prior to the Closing.

(c) Officer’s Certificate. At the Closing, the Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date, executed by an officer of the Seller, certifying the fulfillment of the conditions specified in Sections 4.2(a) and 4.2(b);

(d) [**]. The Seller shall have obtained signed versions of the [**] from the relevant counterparties thereto (not including the Purchaser, where applicable). For the avoidance of doubt, the Purchaser shall not be required to [**];

(e) Section 980 of the TCA. The Seller shall have delivered to the Purchaser either (i) a copy certificate or certificates of the kind described in Section 980(8) of the Taxes Consolidation Act 1997 in respect of the disposal of the Transferred Assets (a “CGT Clearance Certificate”) or (ii) or a letter from the auditors of the Seller addressed to (and in a form satisfactory to) the Purchaser confirming that none is required;

(f) Stamp Duty. The Seller shall have delivered its Irish tax reference number to the Purchaser to the extent reasonably required by the Purchaser in order to make an Irish stamp duty filing in connection with the purchase of the Transferred Assets;

(g) Transferred Employees. The Seller shall have complied with its obligations under Sections 8.5(f), 8.5(g) and 8.5(j); and

(h) Closing Deliverables. At the Closing, the Seller shall have delivered or caused to be delivered to the Purchaser the deliverables set forth in Section 5.2.

4.3 Conditions to the Seller’s Obligations to Close. The obligations of the Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfilment

(or written waiver in whole or in part, by the Seller in its sole discretion, to the extent permitted by applicable Law) at or prior to the Closing of each of the following conditions:

(a) Warranties. (i) The warranties of the Purchaser contained in this Agreement, (other than the Purchaser’s Fundamental Warranties) (disregarding any exception or qualification of such warranties that that are qualified by the terms “material”, “in all material respects”, or similar words or phrases) shall be true and correct on the Closing Date (except to the extent such warranties by their terms speak as of an earlier date, in which case they shall be true and correct as of such date), except where the failure of such warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect; and (ii) the Purchaser’s Fundamental Warranties shall be true and correct in all but de minimis respects on the Closing Date (except to the extent such warranties by their terms speak as of an earlier date, in which case they shall be true and correct in all but de minimis respects as of such date);

(b) No Breach of Covenant. The Purchaser shall not be in material breach of the covenants and agreements required to be performed by it hereunder on or prior to the Closing;

(c) Officer’s Certificate. At the Closing, the Purchaser shall have delivered to the Seller a certificate, dated as of the Closing Date, executed by an officer of the Purchaser, certifying the fulfillment of the conditions specified in Sections 4.3(a) and 4.3(b);

(d) Transferred Employees. The Purchaser shall have complied with its obligations under Sections 4.3, 8.5(f), 8.5(g) and 8.5(i); and

(e) Closing Deliverables. At the Closing, the Purchaser shall have delivered or caused to be delivered to the Seller the deliverables set forth in Section 5.3.

4.4 Release of Encumbrances. The Transferred Assets shall be released from the Morgan Stanley Charges upon the Closing.

Article 5
CLOSING

5.1 Closing Date. Unless this Agreement shall have been terminated pursuant to Article 9 and subject to the satisfaction or waiver of all the Closing Conditions in accordance with Article 4, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) through the remote exchange of documents, save as may otherwise be required in respect of delivery of documents relating to the Owned Real Property pursuant to the Land Sale Contract and standard conveyancing practice, and wire transfer of funds and shall be deemed to have occurred at the offices of Matheson LLP, 70 Sir John Rogerson’s Quay, Dublin 2 (and in such other places as are necessary to effect the transactions to be consummated at the Closing), at the Effective Time on (i) if the Closing Conditions (other than those conditions which, by their nature, may only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived more than [**] prior to the last Business Day of a month, on the last Business Day of such month or (ii) if the Closing Conditions (other than those conditions which, by their nature, may only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived less than [**] prior to the last Business Day of a month, on the last Business Day of the following month or (b) on such other date, time or place as mutually agreed in writing by the Parties. The “Closing Date” means the date upon which the Closing occurs. For the avoidance of doubt, the Parties acknowledge and agree that the Closing shall not be deemed to have occurred until the Seller shall have received the Closing Purchase Price into the Seller’s Account.

5.2 Closing Deliverables and Actions by the Seller. At the Closing, the Seller and/or its applicable Affiliates shall deliver, or cause to be delivered, to the Purchaser or its Representatives, the following, or shall take, or cause to be taken, the following actions:

(a) a duly executed Irish law deed of partial release in respect of the Irish Debenture;

(b) a duly executed New York law release in respect of the First Lien Guarantee and Collateral Agreement;

(c) a duly executed Form 57A (Land Registry Deed of Discharge) in respect of the Owned Real Property;

(d) a certificate of a New York law qualified lawyer that the Form 57A was executed in accordance with the legal requirements governing execution of the Form 57A by such a body corporate in New York in accordance with Rule 74 of the Irish Land Registry Rules;

(e) an Irish Companies Registration Office Form C7 in relation to the Irish Debenture and the First Lien Guarantee and Collateral Agreement;

(f) if required, such UCC filings as are necessary in order to release the relevant liens created by the First Lien Guarantee and Collateral Agreement;

(g) all completion deliverables of the Seller or its Affiliates pursuant to the Land Sale Contract, which are set forth in Schedule 5.2(g);

(h) [**];

(i) a duly executed counterpart of an assignment and assumption agreement, in form and substance satisfactory to the Parties (the “Assignment and Assumption Agreement”);

(j) a duly executed counterpart of each of the other Ancillary Agreements (other than the Interim Entry Agreement which is to be entered into contemporaneously with the entry by the Parties into this Agreement);

(k) a duly executed certificate as described in Section 4.2(c);

(l) a CGT Clearance Certificate;

(m) a tax reference number of the Seller for the purposes of Irish Stamp Duty (E-Stamping of Instruments and Self-Assessment) Regulations 2012; and

(n) such other customary instruments of transfer, assumptions, filings, releases or documents, in form and substance reasonably satisfactory to the Parties, as may be required to give effect to this Agreement.

5.3 Closing Deliverables and Actions by the Purchaser. At the Closing, the Purchaser and/or its applicable Affiliates shall deliver, or cause to be delivered, to the Seller or its Representatives or otherwise, the following, or shall take, or cause to be taken, the following actions:

(a) all completion deliverables of the Purchaser or its Affiliates pursuant to the Land Sale Contract, which are set forth in Schedule 5.2(g);

(b) the payment of the Closing Purchase Price in accordance with Section 3.1;

(c) a duly executed counterpart of the Assignment and Assumption Agreement;

(d) a duly executed counterpart of each of the other Ancillary Agreements (other than the Interim Entry Agreement which is to be entered into contemporaneously with the entry by the Parties into this Agreement);

(e) duly executed counterparts of other appropriate documents of transfer, in form and substance reasonably acceptable to the Parties, transferring any Transferred Assets and Transferred Liabilities not otherwise transferred pursuant to the Ancillary Agreements to the Purchaser;

(f) a duly executed certificate as described in Section 4.3(c); and

(g) such other customary instruments of transfer, assumptions, filings or documents, in form and substance reasonably satisfactory to the Parties, as may be required to give effect to this Agreement.

5.4 Risk of Loss; Insurance. The sale and purchase of each of the Transferred Assets is interdependent and shall be completed simultaneously. Subject to the terms and conditions of the Interim Entry Agreement, from the date of this Agreement until the Closing, any loss of or damage to the Transferred Assets from fire, casualty or any other occurrence of any kind shall be the sole responsibility of the Seller, provided such loss or damage occurs through or arises from no act or omission of the Purchaser or its Affiliates. Title and risk of loss or damage to the Transferred Assets shall pass to the Purchaser at the Closing. As of the Closing Date, the Transferred Assets shall cease to be insured by the Seller’s insurance policies.

Article 6
SELLER WARRANTIES

The Seller warrants to the Purchaser, subject to the exceptions Disclosed in the disclosure letter provided to the Purchaser concurrently with the execution of this Agreement (the “Seller Disclosure Letter”), that the following warranties are true and correct as of the date of this Agreement and as of the Closing (except for such warranties that address matters as of a particular date which need be true and correct only as of the particular date in question, which shall be warranted as of such date(s) and for the purposes of any of the following warranties given pursuant to this Article 6, an express or implied reference to the “date of this Agreement” (or other similar term) in any such warranty is to be construed as a reference to the “Closing Date”):

6.1 Organization; Qualification. The Seller is a private limited company duly organized and validly existing under the laws of Ireland. The Seller is duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) as a foreign entity in each jurisdiction in which the nature of its business or the ownership, lease or operation of its assets and properties makes such qualification necessary and has the requisite corporate, limited liability company, partnership or similar power and authority to own, lease and operate its properties, rights and assets (including the Transferred Assets).

6.2 Solvency. The Seller is not insolvent or unable to pay its debts within the meaning of Section 509 or Section 570 of the Companies Act and has not ceased payment of any debt. No compromise or arrangement (pursuant to under Section 453 or Section 676 of the Companies Act or otherwise) with any of its creditors or any class of its creditors has been entered into or proposed with respect to the Seller. No receiver or manager or similar officer has been appointed over, or taken possession of, the whole or any part of the Assets or undertaking of the Seller. No examiner or interim examiner is, or has been, appointed to the Seller and, to the Seller’s Knowledge, there is no petition pending or threatened in writing in respect of such an appointment. No distress, execution or other process has been levied in respect of the Seller which remains undischarged and there is no unfulfilled or unsatisfied judgment or court order outstanding against the Seller.

6.3 Authority; Enforceability. The Seller has, and each of its Affiliates contemplated to be party to any Ancillary Agreement by the Closing will have, the requisite organizational power and authority to enter into this Agreement and the Ancillary Agreements, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller and its applicable Affiliates and the consummation of the transactions contemplated hereby and thereby have been, or in the case of any applicable Affiliate of the Seller will have been by the Closing, duly and validly authorized and no other organizational proceedings on the part of the Seller or any of its applicable Affiliates are, or on the part of any applicable Affiliates of the Seller at the Closing will be, required therefor. The Seller and its Affiliates have, and will have at or prior to the Closing, full shareholder, corporate, limited liability company, partnership or similar organizational (as applicable) power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been, and by the Closing the Ancillary Agreements will have been, duly executed and delivered by the Seller and its applicable Affiliates and, assuming the due authorization, execution and delivery of this Agreement by the Purchaser, and the Ancillary Agreements by the Purchaser and its applicable Affiliates by the Closing, will constitute the legal, valid and binding obligations of the Seller and its applicable Affiliates, enforceable against them in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity and the implied covenant of good faith and fair dealing.

6.4 No Violations; Consents. The execution and delivery by the Seller, and by each of its Affiliates contemplated to be party to any Ancillary Agreement, of this Agreement and the Ancillary Agreements, as applicable, the performance by the Seller and each of its Affiliates of its obligations hereunder and thereunder, do not, and the consummation of the transactions contemplated hereby and thereby and the compliance with the terms hereof and thereof will not, (a) violate any Laws applicable to the Seller or its applicable Affiliates with respect to the Transferred Assets, (b) conflict with any provision of the charter or by-laws (or similar organizational documents) of the Seller or its applicable Affiliates, (c) assuming the accuracy of the warranties of the Purchaser, require any approval, Authorization, consent, license, exemption, filing or registration with any Governmental Entity or arbitrator (other than the Authorizations set forth on Schedule 6.4), or (d) result in any material violation or breach of, or constitute a material default or event that, with or without notice or lapse of time or both, would constitute a material default under or give rise to any right of termination, acceleration or cancellation of any material obligation or a loss of a material benefit under (i) for the purposes of this Warranty when given on the date of this Agreement, any [**] and (ii) for the purposes of this Warranty when given on Closing, any Transferred Contract or [**].

6.5 Litigation. There is no Action pending or, to the Seller’s Knowledge, as of the date of this Agreement, threatened in writing [**] this Agreement against the Seller or any of its Affiliates, which (a) would be material to the Business and/or the Transferred Assets, (b) would reasonably be expected to prevent, interfere with or delay the consummation of the transactions contemplated by any of the Transaction Documents or materially interfere with Seller’s performance of its obligations hereunder or (c) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement or the Ancillary Agreements. There are no outstanding or threatened (in writing [**] this Agreement) Actions, orders, injunctions or decrees of any Governmental Entity that apply to any of the Transferred Assets that (a) restrict the ownership, disposition or use of any of the Transferred Assets (b) would prevent or reasonably be expected to prevent, interfere with or delay the consummation of the transactions contemplated by any of the Transaction Documents or interfere with the Seller’s or any of its Affiliates’ performance of its respective obligations thereunder, (c) would prevent or reasonably be expected to interfere with or delay the consummation of the transactions contemplated by the Transaction Documents, (d) seeks or threatens injunctive or non-monetary relief or (e) alleges criminal wrongdoing or could result in a criminal penalty.

6.6 Sufficiency of Transferred Assets. In each case except for the services and rights that are to be licensed, supplied or made available to the Purchaser pursuant to the Ancillary Agreements, (a) the Transferred Assets collectively constitute all of the material Assets of the Seller that are necessary for the operation and/or maintenance of the Athlone Facility, as operated as of the Closing Date, and the ownership or use of the Transferred Assets as of the Closing Date and (b) the Seller does not depend on any Assets owned, or services provided, by any of its Affiliates or any Third Parties which will not be transferred, licensed, supplied or made available to the Purchaser on the Closing Date.

6.7 Title to Transferred Assets.

(a) Except as set forth on Schedule 6.7 of the Seller Disclosure Letter, the Seller and/or its Affiliates are and will be at the Closing, the legal and beneficial owners, or in the case of leased Transferred Assets, the valid lessees, of the Transferred Assets with good and marketable title or valid and effective leases, as applicable:

(i) in the case of all Transferred Assets other than the Owned Real Property, all Encumbrances and the Purchaser will at the Closing acquire, full legal and beneficial ownership and good and marketable title to, or have valid and enforceable rights to use the Transferred Assets (other than the Owned Real Property), in all cases, free and clear of all Encumbrances;

(ii) in the case of the Owned Real Property, free and clear of all Encumbrances, which term “Encumbrances” shall for the purposes of this Section 6.7(a)(ii) exclude any right of way or easement (the “Excluded Encumbrances”) and free and clear of any known Excluded Encumbrances (other than the Permitted Encumbrances) and the Purchaser will at the Closing acquire, full legal and beneficial ownership and good and marketable title to, or have valid and enforceable rights to use the Real Owned Property, in all cases, free and clear of all Encumbrances and any known Excluded Encumbrances (other than the Permitted Encumbrances).

(b) No Person, other than the Seller, has any interest in the Transferred Assets.

(c) The Seller has not acquired nor agreed to acquire any Transferred Asset on terms that title does not pass to the Seller until full payment is made. The Transferred Assets are in the possession and control of Seller and are sited within Ireland.

6.8 Compliance With Applicable Laws. Except as disclosed on Schedule 6.8 of the Seller Disclosure Letter, the Seller and its Affiliates are, and at all times have been, in material compliance with each Law that is or was applicable to (a) the Seller’s and/or its Affiliates’ conduct, acts or omissions with respect to any of the Transferred Assets or (b) any of the Transferred Assets, and the Seller has not received, and to the Knowledge of the Seller, none of its Affiliates has received, any written notice of any violation or alleged violation by the Business of any such Law.

6.9 Authorizations. Part 1 of Schedule 6.9 of the Seller Disclosure Letter contains a list of all Authorizations necessary for the lawful ownership, use or function of the Transferred Assets, to conduct the Business as currently conducted, and to operate the Athlone Facility as currently operated. Except as set forth in Part 2 of Schedule 6.9 of the Seller Disclosure Letter, (a) all such Authorizations are in full force and effect and the Seller is in compliance with all such Authorizations, (b) the Seller has not received any written notification from any Governmental Entity alleging that it is in violation of any such Authorizations or threatening to revoke any such Authorization and (c) all such Authorizations were lawfully obtained.

6.10 Tangible Personal Property. All buildings, improvements, machinery, equipment, fixtures, personal properties, tangible tools, office equipment and other tangible assets included in the Transferred Assets (i) are adequate in all material respects to conduct the Business as currently conducted, (ii) are operated in material conformity with all applicable Laws, (iii) are in reasonably good operating condition and repair (normal wear and tear excepted) in the context of the Business as currently conducted, except for ordinary, routine maintenance and repairs, and (iv) have been maintained in accordance with the normal practice of the Business as currently conducted and do not require any material deferred maintenance or maintenance outside the Ordinary Course.

6.11 Healthcare Regulatory and Compliance Matters.

(a) Except as set forth on Schedule 6.11 of the Seller Disclosure Letter, to the Knowledge of the Seller, the operation of the Athlone Facility as currently operated, or currently planned to be operated, by the Seller and/or its Affiliates are, and [**], been, in compliance in all material respects with (i) all binding rules, regulations, policies and orders of Healthcare Regulatory Authorities with jurisdiction over the Transferred Assets and (ii) all Laws relating to healthcare regulatory matters, in each case with respect to the Transferred Assets.

(b) There are no, and there have been [**], recalls, corrective actions, or seizures initiated or other adverse regulatory actions taken by any Healthcare Regulatory Authorities with jurisdiction over the Transferred Assets with respect to the Athlone Facility. There have been no material deficiencies, material risks or any area requiring material improvement identified in any investigation or inspection of the Athlone Facility that have not been rectified, addressed, improved or remediated, as applicable, to the satisfaction of the applicable Healthcare Regulatory Authorities in all material respects. The Seller has made available to the Purchaser all material written communications with any Healthcare Regulatory Authorities with jurisdiction over the Transferred Assets relating to the Business, the licensing of the Athlone Facility for the Seller’s manufacturing, development or general operations and scheduling of any Healthcare Regulatory Authorities inspections in connection with such licensure or otherwise. Except as set forth on Schedule 6.11 of the Seller Disclosure Letter, [**], all material reports, documents, claims, submissions and notices required to be filed, maintained or furnished to any Healthcare Regulatory Authority in any jurisdiction by the Seller or its Affiliates with respect to the Athlone Facility, the Business or the Transferred Assets have been so filed, maintained or furnished and were true, accurate and complete in all material respects as of the date made and, to the extent required to be updated, as so updated remain true, accurate and complete in all material respects as of the date of this Agreement, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading. Neither the Seller or any of its Affiliates nor, to the Knowledge of the Seller, any officer, employee or agent thereof, has, with respect to the Transferred Assets, committed or failed to commit any act, knowingly made any misstatement, untrue statement of a material fact or fraudulent statement or failed to make any required statement to a Healthcare Regulatory Authority with respect to the Business and the Transferred Assets, including any statement or failure to make a statement that would reasonably be expected to provide a basis for the United States Food and Drug Administration to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (10 September 1991) and any amendments thereto or for any other Governmental Entity to invoke any comparable Laws. Neither the Seller nor any of the Transferred Employees has been convicted of any crime or engaged in any conduct that would reasonably be expected to result, or has resulted, in (i) debarment under United States 21 U.S.C. Section 335a or any similar Law, or (ii) exclusion under United States 42 U.S.C. Section 1320a-7 or any similar Law.

(c) [**] the Seller and its Affiliates with respect to the Business have received reports of the audits or inspections by the HPRA or any other Healthcare Regulatory Authority set forth on Schedule 6.11 of the Seller Disclosure Letter, and the Seller has made available to the Purchaser all notices and material documentation relating to the results of such audits or inspections. The Seller has not received any notice of adverse finding, warning letters, untitled letters or other correspondence or notice from the HPRA or any other Healthcare Regulatory Authority, alleging or asserting material noncompliance with any applicable Laws or any Authorizations required by any applicable Laws that have not been rectified, addressed, improved or remediated, as applicable, to the satisfaction of the applicable Healthcare Regulatory Authorities in all material respects.

6.12 Anti-Corruption; International Trade.

(a) Since [**], neither the Business, nor any of its officers, directors, or employees, nor, to the Knowledge of the Seller, any of their respective agents or third-party representatives (acting on the Seller’s behalf) in connection with the Business (i) has made, authorized, solicited or received any bribe, unlawful rebate, payoff, influence payment, or kickback, (ii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or properties, (iii) has used or is using any corporate funds for any illegal contributions, gifts, entertainment, hospitality, travel, or other unlawful expenses, (v) has violated or is violating in any respect Anti-Corruption Laws or (v) has, directly or indirectly, made, offered, authorized, facilitated, or promised any unlawful payment, contribution, gift, entertainment, bribe, rebate, kickback, financial or other advantage, or anything else of value, regardless of form or amount, to any governmental official or any other Person, in each case of the foregoing clauses (i) – (v), in connection with or relating to the Business.

(b) Neither the Business, nor any of its officers, directors, or employees, nor, to the Knowledge of the Seller, any of their Affiliates, Representatives, respective agents or third-party representatives (acting on the Seller’s behalf) in connection with the Business is currently or has been: (i) a Sanctioned Person; (ii) operating in, organized in, conducting business with, or otherwise engaging in dealings with or for the benefit of any Sanctioned Person or in any Sanctioned Country; or (iii) otherwise in violation of any applicable Sanctions Laws.

(c) The Seller has implemented and maintains in effect written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect violations of applicable Anti-Corruption Laws and Sanctions Laws. The Seller has not received from any Governmental Entity any notice, inquiry, or internal or external allegation; or made any voluntary or involuntary disclosure to a Governmental Entity, in each case, concerning any actual or potential violation or wrongdoing related to Sanctions Laws or Anti-Corruption Laws, in each case, except as would not, individually or in the aggregate be material to the Transferred Assets.

6.13 Intellectual Property.

(a) The Seller has the right to grant the licenses under the Licensed IP to the Purchaser and/or Purchaser Guarantor on the terms set out in the License Agreement.

(b) To the Knowledge of the Seller, there is no Action (including any oppositions, interferences or re-examinations) pending or threatened in writing against the Seller (i) asserting or suggesting that any infringement or misappropriation of the Intellectual Property of any Third Party is or may be occurring or has or may have occurred, in each case, relating to the use of the Licensed IP in the

Business or (ii) challenging the validity, enforceability or use of any Licensed IP. To the Knowledge of the Seller, no Third Party is infringing, misappropriating, diluting or violating any Licensed IP in any material respect.

(c) No Licensed IP is subject to any outstanding Order that would restrict or limit the Purchaser’s ability to license such Licensed IP on the terms set out in the License Agreement.

(d) The Business Software listed in Schedule 6.13(d) of the Seller Disclosure Letter is used in the operation of the Business. Except for the custom software identified in Schedule 6.13(d) of the Seller Disclosure Letter, which is included in the Transferred Assets, all of the Business Software is available for license on commercial terms from Third Parties.

(e) The Seller has implemented and maintained (or, where applicable, has required its vendors to maintain), materially consistent with commercially reasonable and standard industry practices and complying with its contractual obligations to other Persons in all material respects, reasonable security measures designed to protect all computers and all software, systems, networks and databases used in connection with the operation of the Business (the “Business Software”), from viruses and similar malware, and the Business Software and all confidential information, including Personal Data relating to the Business, from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse, including as required by applicable Laws. To the Knowledge of the Seller, there has been no unauthorized access to or use of the Business Software, nor has there been any unscheduled downtime or unavailability of the Business Software due to unauthorized access to or use of Business Software either of which resulting in a material disruption of the Business.

(f) To the Knowledge of the Seller, the Business Software included in the Transferred Assets does not contain any, and the Seller utilizes industry-standard anti-virus software designed to prevent the introduction of, “viruses”, “worms”, “time‑bombs”, “Trojan horse”, “key-locks”, or any other devices created that could disrupt or interfere with the operation of the Business Software or equipment upon which the Business Software operates, or the integrity of the data, information or signals the Business Software produces in a manner adverse to the Business.

(g) To the Knowledge of the Seller, the Business Software does not include or install any spyware, adware, or other similar software that monitors the use of the Business Software or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Business Software, as applicable.

(h) The Seller has disaster recovery arrangements in place, including a disaster recovery policy, for the Business Software.

6.14 Privacy and Data Security.

(a) The use, storage, sharing, disclosure, dissemination, Processing and disposal of any personally identifiable information and Personal Data of the Business is in compliance in all material respects with all applicable Data Protection Laws, including GDPR.

(b) To the extent required by Data Protection Laws, the Seller maintains complete, accurate and up to date records of their Personal Data Processing activities in relation to the Business and the Transferred Assets in accordance in all material respects with applicable Data Protection Laws, including GDPR.

(c) To the Knowledge of the Seller, [**] there have been no security breaches resulting in any unauthorized access of, any Personal Data used by or on behalf of the Seller in connection with the Business or the Transferred Assets, other than those that were resolved without material cost, material liability or the duty to notify any Person. Further, the Seller has:

(i) implemented appropriate technical and organizational measures designed to protect against the unauthorized or unlawful Processing of, and accidental loss of or damage to, Personal Data relating to the Business which is Processed by or on behalf of the Seller and its Affiliates;

(ii) put in place appropriate agreements, as required by applicable data protection and privacy Laws, with all Third Parties Processing Personal Data on their behalf relating to the Business and / or the Transferred Assets; and

(iii) undertaken reasonably appropriate privacy and information security due diligence on key or material data processors in accordance with, applicable data protection and privacy Laws.

(d) There is no, and there has been no, written complaint received by, or any audit, or, to the Knowledge of the Seller, proceeding, claim or investigation (formal or informal) against, the Seller with respect to the Business or the Transferred Assets by: (i) any private party; or (ii) any Governmental Entity, in each case with respect to the security, confidentiality, availability or integrity of Personal Data or of any information technology assets that Process Personal Data, except for any of the foregoing that arose prior to the date of this Agreement and have been fully resolved.

6.15 Product Liability. To the Seller’s Knowledge, [**] no product manufactured by the Seller at the Athlone Facility [**] has been the subject of an Action, recall or investigation by a Healthcare Regulatory Authority or other Governmental Entity, in each case arising out of or relating to the activities of the Seller conducted at the Athlone Facility resulting in serious injury to or death of any individual, material property damage or material economic harm.

6.16 Owned Real Property. Except as Disclosed in the Land Sale Contract:

(a) The Owned Real Property is not subject to any lease, license relating to the occupation and use of the Owned Real Property or sublicense relating to the occupation and use of the Owned Real Property.

(b) The Seller has good and marketable fee simple/long leasehold title to the Owned Real Property.

(c) There are no pending compulsory proceedings relating to the Owned Real Property.

(d) The Owned Real Property has not suffered any material damage by fire, flood or other casualty which has not heretofore been repaired and restored in all respects. All improvements located on the Owned Real Property are in sufficiently good condition and repair ([**]) to allow the other Transferred Assets to be operated in all respects as currently operated by the Seller and/or its Affiliates. To the Knowledge of the Seller, no fact or condition exists which could result in the termination or reduction of the current access from the Owned Real Property to existing roads or to sewer or other utility services presently serving such real property that would materially impact the use of the Owned Real Property.

(e) All of the property at the Athlone Facility is registered in the Land Registry and there is no element of possessory title or unregistered title.

(f) To the Knowledge of the Seller, neither the Seller nor any of its Affiliates has received any enforcement notices or warning notices from the local authorities in relation to the Owned Real Property.

(g) The Seller’s title to the Owned Real Property is registered in the Property Registration Authority and, to the Knowledge of the Seller, none of the burdens specified in Sections 59, 72 and 73 of the Registration of Title Act 1964 affect same.

6.17 Environmental Matters. Except for matters that are set forth on Schedule 6.17 of the Seller Disclosure Letter, to the Knowledge of the Seller:

(a) the operation of the Transferred Assets is currently and has [**] been in material compliance with all applicable Environmental Laws;

(b) the Seller and/or its Affiliates possess(es) all material permits, licenses, registrations, identification numbers, Authorizations and approvals required under applicable Environmental Laws for the operation of the Transferred Assets as presently operated;

(c) neither the Seller nor any of its Affiliates has received at any time [**] of this Agreement from any Governmental Entity any material written notice or demand relating to any material Liability or alleged Liability under any Environmental Law in connection with the ownership or operation of the Transferred Assets;

(d) there are no writs, injunctions, decrees, orders or judgments outstanding, or any Actions pending or threatened in writing received by the Seller or any of its Affiliates [**] of this Agreement relating to material compliance with any Environmental Law affecting the Transferred Assets;

(e) the Seller has not caused or contributed to any Environmental Release at or related to the Athlone Facility and to the Seller’s Knowledge there are no circumstances which are reasonably likely to give rise to any Environmental Release at or related to the Athlone Facility; and

(f) no Contaminants are stored or contained on or under any of the Owned Real Property except in accordance with Environmental Law whether in storage tanks, land fills, pits, ponds, lagoons or otherwise.

6.18 Transferred Contracts and Shared Contracts.

(a) Part 3 of the Schedule to Annex 3 lists each of the Transferred Contracts.

(b) Annex 14 lists each of the Shared Contracts.

(c) Part 1 of the Schedule to Annex 1 lists each of the [**].

(d) The Seller has made available to the Purchaser true, complete and correct copies of each Transferred Contract and Shared Contract, together with any material amendments, modifications or supplements thereto, as in effect as of the date of this Agreement. Except as set forth in Part 1 of Schedule 6.18(d) of the Seller Disclosure Letter, all Transferred Contracts and Shared Contracts are in full force and effect in all material respects and are valid and binding agreements of the Seller and enforceable against each party thereto in accordance with the express terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity. Except as set forth in Part 2 of Schedule 6.18(d) of the Seller Disclosure Letter, there does not exist under any Transferred Contract or Shared Contract any material violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a material violation, breach or event of default thereunder on the part of the Seller, its Affiliates or, to the Knowledge of the Seller, any other party thereto, except for such violations, breaches, events or conditions that have not and will not materially impair the ability of the Seller or the Purchaser to perform their respective obligations under this Agreement or any Ancillary Agreement. Except as set forth in Part 3 of Schedule 6.18(d) of the Seller Disclosure Letter, there are no Actions pending under any Transferred Contract or Shared Contract and the Seller has not, nor have any of the Seller’s Affiliates received, from any counterparty any written notice of termination or written notice or claim of default by the Seller under any Transferred Contract or Shared Contract. To the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would result in a material breach or material default under any Transferred Contract or Shared Contract by the Seller.

(e) All Shared Contracts that are necessary for the management, operation, security and/or maintenance of the Athlone Facility and the other Transferred Assets are set out in Annex 14 [**].

(f) To the Seller’s Knowledge, there is no threat of termination or suspension, in writing, by the counterparty to the [**] Agreement.

6.19 Taxes.

(a) All Property Taxes which were required to be paid in respect of the Transferred Assets have been paid and Seller has not availed itself of any extension or waiver in respect of the requirement to pay Property Taxes.

(b) In the [**], the Seller has duly and punctually paid all Tax relating to the Transferred Assets which it is or has been liable to pay or account for prior to the date of this Agreement.

(c) In the [**], the Seller has timely filed (taking into account any available extensions of time for such filings) all Tax Returns that it was required to file with respect to the Transferred Assets. All such Tax Returns are true, complete and accurate.

(d) In the [**], the Seller has, where required, in relation to Tax, duly and properly submitted all claims, elections, amendments to claims, withdrawals of claims and disclaimers relating to the Transferred Assets.

(e) In the [**], there is no dispute with any Taxation Authority in Ireland or elsewhere in relation to the Transferred Assets and to the Seller's Knowledge there are no circumstances which make it likely that such a dispute could arise.

(f) The qualifying expenditure on each of the Owned Real Properties [**] have been classified in the Seller’s applicable Tax Returns as expenditure on an “industrial building or structure” within the meaning of section 268(1)(a)(i) TCA such that any expenditure incurred on their “construction”, within the meaning of section 270 TCA, was treated as qualifying for writing down allowances under section 272 TCA.

(g) The Seller’s Tax Returns reflect an amount of expenditure on “industrial buildings or structures” within the meaning of section 268(1)(a)(i) TCA for [**] respectively, including amounts relating to the “construction”, within the meaning of section 270 TCA, of the Owned Real Property referred to as [**] of approximately [**], respectively.

(h) As at 31 December 2023, the remaining tax life for the purposes of Chapter 1, Part 9 TCA of the expenditure incurred on the Real Owned Property referred to as [**] in respect of the assets placed in service in the years ended [**] respectively.

(i) The Seller has claimed writing down allowances (pursuant to section 272 TCA) in respect of expenditure incurred on “construction” of Owned Real Property referred to as [**] for all accounting periods where the Seller held the relevant interest in [**].

(j) In determining the amount of a balancing charge or allowance arising to the Seller under section 274 TCA on a sale of the relevant interest it holds in [**], the full amount of consideration payable for [**] in accordance with this Agreement shall be allocated to the accounting period ending in [**] and subsequent periods.

(k) There are no Encumbrances for Taxes on any of the Transferred Assets.

(l) The amount of Tax chargeable on the Seller in respect of the Business in which the Transferred Assets have been used during any accounting period ending on or within [**] before the Closing has not, to any material extent, depended upon any concession, agreement or other formal or informal arrangement with any Taxation Authority.

(m) In the [**], the Seller has complied in all material respects with pay as you earn, universal social charge and social welfare contribution systems (including PRSI) in respect of their employees, deducting and accounting for Tax and retaining records as required by law.

(n) The Capital Goods Records required to be provided by the Seller under Section 8.14(a)(iv) are materially correct and up to date at the date of furnishing thereof and will remain materially correct and up-to-date on Closing save for such adjustment as may be necessary as a result of the passing of any Interval or Intervals (as defined in section 63 VATCA), in which case revised information and copy records to reflect such passing, will be furnished by Seller to the Purchaser on or prior to Closing.

6.20 Employee Benefit Plans

(a) Set forth on Schedule 6.20 of the Seller Disclosure Letter is a true, correct and complete list of each Employee Benefit Plan that covers any Transferred Employee.

(b) With respect to the Employee Benefit Plans, the Seller has delivered or made available to the Purchaser a current, accurate and complete copy (or to the extent no such copy exists, an accurate written summary) of any terms that apply to each such Employee Benefit Plan, and a list of Transferred Employees who are members of or are entitled to benefit under each Employee Benefit Plan (including without limitation, those Transferred Employees who will, if they remain in service, become eligible for membership of the Employee Benefit Plan) setting out all information required to determine their entitlement to benefits. The Seller has also provided details of the basis on which each of the Seller and its Affiliates has undertaken to contribute to the Pension Scheme and the rate, amount and frequency of the contributions in respect of each Transferred Employee who is a member of the Pension Scheme and there is no obligation other than in accordance with the terms of the Pension Scheme to increase such rate, (iii) all employer and employee contributions to each Employee Benefit Plan required by Law or by the terms of such Employee Benefit Plan have been made in all material respects, or, if applicable, accrued, in accordance with normal accounting practices and all contributions to the Pension Scheme which have fallen due for payment for the period up to the Closing Date have been paid in full by the date prescribed in Section 58A of the Irish Pensions Act and in accordance with the provisions of the Pension Scheme and the trusts upon which it is held.

(c) The Pension Scheme is a defined contribution scheme as defined in the Irish Pensions Act, was established as such and was not established in succession to a defined benefit scheme as defined in the Irish Pension Act. Neither the Seller nor any of its Affiliates has ever participated in a defined benefit scheme and no current or former director, officer or employee of the Seller or any of its Affiliates have transferred into the employment of the Seller under the Transfer Regulations where prior to that transfer the employee had rights under a pension arrangement which may be payable other than on old age, invalidity or death.

(d) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, alone or in combination with any other event, (i) entitle any Transferred Employee to [**], (ii) [**] to any Transferred Employee or (iii) cause any Transferred Employee to [**].

6.21 Labour and Employment Matters.

(a) The Seller does not [**] with respect to the Transferred Employees or the Transferred Workers and is not a party to [**] applicable to the Transferred Employees.

(b) Since [**], no trade union has made an application for recognition in respect of the Transferred Employees.

(c) Except as set forth on Schedule 6.21 of the Seller Disclosure Letter, since [**], there have been to the Knowledge of the Seller no [**] against the Seller involving any of the Transferred Employees or Transferred Workers.

(d) The Seller has not, at any time in [**] months, been under an obligation to give notice of any redundancies to the Minister or to consult in respect of collective redundancies under the provisions of the Protection of Employment Act 1977 and nor has the Seller failed to comply with any such obligation.

(e) No Transferred Employee has become [**].

(f) [**].

(g) [**].

(h) [**].

(i) All Transferred Workers are engaged by the Seller as independent contractors or as agency workers (as the case may be), whether through an intermediary company, individually or otherwise, and no individual engaged on this basis has been deemed to be a Transferred Employee by the Workplace Relations Commission, a Governmental Entity or the Revenue Commissioners and notified to the Seller in writing of such.

(j) The Seller has not offered to [**], of any Transferred Employee at any future date, nor is the Seller under any contractual or other obligation to do so, and no negotiations for any such [**] are current or are reasonably likely to take place prior to the Closing Date save in the Ordinary Course.

(k) Schedule 6.21 of the Seller Disclosure Letter contains (to the extent permitted by applicable Data Protection Laws and, where required by applicable Data Protection Laws, in pseudonymized form) a true and correct list of the following particulars with respect to each of the Transferred Employees and Transferred Workers as of the date of this Agreement:

(i) in the case of the Transferred Employees, the entity that is the employer;

(ii) details of any Transferred Employees who are [**];

(iii) in the case of the Transferred Employees, their date of commencement of employment, service or engagement and period of continuous employment, service or engagement;

(iv) [**] of the Transferring Employees;

(v) the job title and grade/banding structure of the Transferring Employees;

(vi) in the case of the Transferred Employees, whether they are fixed-term or permanent employees and, if permanent, their length of termination notice if such termination notice period is greater than three (3) months;

(vii) in the case of the Transferred Employees, whether they work on a part-time, full-time or other schedule; and

(viii) in the case of any Transferred Worker, a copy of the agency services agreement between the Seller and the applicable employment agency, where such Transferred Worker is an agency worker, or the services agreement between the Seller and such Transferred Worker, where such individual is an independent contractor.

(l) Part 2A of Annex 9 contains a list of any [**] in the Business as of the date of this Agreement.

(m) Part 2B of Annex 9 contains a list of any [**] in the Business as of the date of this Agreement.

(n) The Seller is in compliance in all material respects with all applicable Laws pertaining to the employment of the Transferred Employees and the engagement of the Transferred Workers, including but not limited to all Laws respecting the terms and conditions of employment, wages, hours, equal opportunities, agency workers, immigration and health and safety. The Seller and its Affiliates are not delinquent in any respect with regards to the [**].

(o) Since [**], there has not been any complaint pending against the Seller or threatened in writing to the Seller before the Workplace Relations Commission, Labour Court or before any other Governmental Entity responsible for the prevention of unlawful employment practices relating to any of the Transferred Employees or the Transferred Workers. No notices, fines or other sanctions have been issued by any competent regulator, with respect to the employment of the Transferred Employees or the engagement of the Transferred Workers and no complaint to any such regulator has been threatened in writing or is pending.

(p) There are no claims pending against the Seller or threatened in writing to the Seller by any [**].

(q) No Transferred Employee who [**] to any Transferred Worker in respect of their engagement.

(r) Except as set forth in Schedule 6.21 of the Seller Disclosure Letter, in the conduct of the Business, the Seller has no custom or practice of [**].

(s) The Seller is not liable [**] under the Redundancy Payments Acts 1967 to 2014 or the Protection of Employment Act 1977 in relation to the Business.

(t) There are no [**] made by the Seller to any [**] which are outstanding.

(u) No Transferred Employee is currently [**].

(v) The Seller and its Affiliates have complied in all material respects with their obligations under the Employment Permits Acts 2003–2014 in respect of the Transferred Employees.

6.22 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller or its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated hereby.

6.23 Powers of Attorney. In relation to the Business or any of the Transferred Assets, there are no powers of attorney granted by the Seller or any of its Affiliates, which are currently in force other than to the holder of an Encumbrance solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Seller or any of its Affiliates to any person to enter into any contract or commitment or do anything on its behalf other than any authority of Transferred Employees to enter into routine trading contracts in the normal course of their duties.

6.24 Business Records. All records and information, including the Transferred Books and Records are: (i) in the possession of the Seller, under the direct control of the Seller and subject to unrestricted access by the Seller; (ii) true and complete in all material respects; and (iii) where applicable, up to date in all material respects. The Seller has an up to date plant register in relation to the Business showing a materially complete and accurate record of the plant owned or used by it.

6.25 Exclusivity of Warranties. EXCEPT FOR THE WARRANTIES CONTAINED IN THIS Article 6 (AS MODIFIED BY THE SELLER DISCLOSURE LETTER), THE TRANSFERRED ASSETS ARE SOLD ON AN “AS IS, WHERE IS” BASIS AND NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE TRANSFERRED ASSETS, THE ASSUMED LIABILITIES, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER WARRANTIES, WHETHER MADE BY SELLER, ITS AFFILIATES ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON. EXCEPT FOR THE WARRANTIES CONTAINED IN THIS Article 6 (AS MODIFIED BY THE SELLER DISCLOSURE LETTER), SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (WHETHER ORALLY OR IN WRITING, IN ANY “DATA ROOM” RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS OR REQUESTS SUBMITTED BY OR ON BEHALF OF PURCHASER OR IN ANY OTHER FORM IN

CONSIDERATION OR INVESTIGATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, FORECAST, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY ANY REPRESENTATIVE OF SELLER OR ITS AFFILIATES).

Article 7
Purchaser WARRANTIES, Guarantor WARRANTIES and Guarantee Provisions

7.1 Purchaser Warranties. The Purchaser warrants to the Seller that the following warranties are true and correct as of the date of this Agreement and as of the Closing (except for such warranties that address matters as of a particular date which need be true and correct only as of the particular date in question, which shall be warranted as of such date(s), and for the purposes of any of the following warranties given pursuant to this Article 7, an express or implied reference to the “date of this Agreement” (or other similar term) in any such warranty is to be construed as a reference to the “Closing Date”):

(a) Organization; Qualification. The Purchaser is a duly organized, validly incorporated and existing and in good standing under the laws of its jurisdiction of incorporation (to the extent such concept is recognized). The Purchaser is duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) as a foreign company in each jurisdiction in which the nature of its business or the ownership, lease or operation of its assets and properties makes such qualification necessary, except where the failure to be so qualified or be in good standing would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

(b) Authority; Enforceability. The Purchaser has, and each of its Affiliates contemplated to be party to any Ancillary Agreement by the Closing will have, the requisite organizational power and authority to enter into this Agreement and the Ancillary Agreements, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Purchaser and its applicable Affiliates and the consummation of the transactions contemplated hereby and thereby have been, or in the case of any applicable Affiliate of the Purchaser will have been by the Closing, duly and validly authorized and no other organizational proceedings on the part of the Seller or any applicable Affiliate of the Purchaser are, or on the part of any applicable Affiliates of the Purchaser at the Closing will be, required therefor. The Purchaser and its Affiliates has, and will have at or prior to the Closing, full shareholder, corporate, limited liability company, partnership or similar organizational (as applicable) power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been, and by the Closing the Ancillary Agreements will have been, duly executed and delivered by the Purchaser and its applicable Affiliates and, assuming the due authorization, execution and delivery of this Agreement by the Seller, and the Ancillary Agreements by the Seller and its applicable Affiliates by the Closing, will constitute the legal, valid and binding obligations of the Purchaser and its applicable Affiliates, enforceable against them in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity and the implied covenant of good faith and fair dealing.

(c) No Violations; Consents. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby the compliance with the terms hereof will not (a) violate any Laws applicable to the Purchaser, (b) conflict with any provision of the charter or by-laws (or similar organizational documents) of the Purchaser, or (c) require any approval, Authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity (other than the Authorizations set forth on Schedule 7.1 or any Authorizations whose failure to obtain would not be material), except in each case, as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with the Purchaser’s performance of its obligations hereunder.

(d) Litigation. To the knowledge of Purchaser, there is no Action pending against the Purchaser or any of its Affiliates, which (a) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with the Purchaser Guarantor’s performance of its obligations hereunder or (b) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement. There are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Purchaser that interfere with the Purchaser’s performance of its obligations hereunder.

(e) Compliance with Applicable Law. Neither the Purchaser nor its applicable Affiliates is in violation of any applicable Laws, which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with the Purchaser’s performance of its obligations hereunder.

(f) Financial Capacity. The Purchaser has and will have at the Closing all funds necessary to pay and satisfy in full the obligations pursuant to this Agreement to pay (i) the Purchase Price, (ii) the Transfer Taxes and (iii) all fees and expenses of the Purchaser and its Affiliates, including in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(g) Brokers and Other Advisors. None of the Purchaser nor any of its Affiliates has retained any financial advisor, investment banker, finder or broker who would have a valid claim for a fee, brokerage, commission or similar compensation from the Seller or its Affiliates in connection with the negotiation, execution or delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the transactions contemplated hereby or thereby.

(h) Purchaser [**]. As of the date of this Agreement, the Purchaser is not [**] the Seller under this Agreement or any of the other Transaction Documents.

7.2 Purchaser Guarantor’s Warranties. The Purchaser Guarantor warrants to the Seller, that the following warranties are true and correct as of the date of this Agreement and as of the Closing (except for such warranties that address matters as of a particular date which need be true and correct only as of the particular date in question, which shall be warranted as of such date(s)):

(a) Organization; Qualification. The Purchaser Guarantor is a duly organized, validly incorporated and existing and in good standing under the laws of its jurisdiction of incorporation (to the extent such concept is recognized). The Purchaser Guarantor is duly qualified to do business and in good standing (to the extent such concept is recognized by the applicable jurisdiction) as a foreign company in each jurisdiction in which the nature of its business or the ownership, lease or operation of its assets and properties makes such qualification necessary, except where the failure to be so qualified or be in good standing would not reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

(b) Authority; Enforceability. The Purchaser Guarantor has, and, at the Closing, will have, the requisite organizational power and authority to enter into this Agreement and any other contemplated conveyance document and to consummate the transactions contemplated hereby and thereby.

The execution and delivery of this Agreement or any other contemplated conveyance document by The Purchaser Guarantor and its applicable Affiliates and the consummation of the transactions contemplated hereby and thereby have been, or in the case of any Affiliate of the Purchaser Guarantor will have been, duly and validly authorized and no other organizational proceedings on the part of the Purchaser Guarantor are, or, at the Closing, on the part of any of its Affiliates will be, required therefor. This Agreement has been, and, at the Closing, other contemplated conveyance documents will have been, duly executed and delivered by the Purchaser Guarantor and its applicable Affiliates and, assuming the due authorization, execution and delivery of this Agreement and, at the Closing, and other contemplated conveyance documents by the Seller and its applicable Affiliates, will constitute the legal, valid and binding obligation of the Purchaser Guarantor and its applicable Affiliates, enforceable against them in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws affecting or relating to the enforcement of creditors’ rights generally from time to time in effect, and to general principles of equity and the implied covenant of good faith and fair dealing.

(c) No Violations; Consents. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby the compliance with the terms hereof will not (a) violate any Laws applicable to the Purchaser Guarantor, (b) conflict with any provision of the charter or by-laws (or similar organizational documents) of the Purchaser Guarantor, or (c) require any approval, Authorization, consent, license, exemption, filing or registration with any court, arbitrator or Governmental Entity (other than the Authorizations set forth on Schedule 7.2 or any Authorizations whose failure to obtain would not be material), except in each case, as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with Purchaser’s performance of its obligations hereunder.

(d) Litigation. To the knowledge of Purchaser Guarantor, there is no Action pending against the Purchaser Guarantor or any of its applicable Affiliates, which (a) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with the Purchaser Guarantor’s performance of its obligations hereunder or (b) challenges or seeks to prevent or enjoin the transactions contemplated by this Agreement. There are no outstanding orders, injunctions or decrees of any Governmental Entity that apply to the Purchaser Guarantor that interfere with the Purchaser Guarantor’s performance of its obligations hereunder.

(e) Compliance with Applicable Law. Neither the Purchaser Guarantor nor its applicable Affiliates are in violation of any applicable Laws, which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or materially interfere with the Purchaser Guarantor’s performance of its obligations hereunder.

7.3 Purchaser Guarantor’s Guarantee. The Purchaser Guarantor irrevocably guarantees the obligations of the Purchaser to pay the Purchase Price pursuant to Article 3 (the “Guaranteed Obligations”) and the full and timely performance of the Guaranteed Obligations. This is a guaranty of performance, and not of collection, and the Purchaser Guarantor acknowledges and agrees that this guaranty is full and unconditional, and no release or extinguishments of the Purchaser’s Liabilities, whether by decree in any bankruptcy proceeding or otherwise, will affect the continuing validity and enforceability of this guaranty. The Purchaser Guarantor hereby waives, for the benefit of each Indemnified Person, (i) any right to require any Indemnified Person as a condition of performance of the Guaranteed Obligations to proceed against the Purchaser or pursue any other remedies whatsoever and (ii) to the fullest extent permitted by applicable Law, any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to the Purchaser. The Purchaser Guarantor understands that the Seller is relying on this guaranty in entering into this Agreement and that this guarantee is given to secure the Guaranteed Obligations and is irrevocable.

7.4 Reliance. PURCHASER AND PURCHASER GUARANTOR AGREE AND ACKNOWLEDGE THAT, EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN Article 6 (AS MODIFIED BY THE SELLER DISCLOSURE LETTER), NEITHER SELLER NOR ITS AFFILIATES, OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OR ANY OTHER PERSON HAS MADE OR IS MAKING, AND PURCHASER AND PURCHASER GUARANTOR HAVE NOT RELIED UPON AND ARE NOT RELYING UPON, ANY OTHER WARRANTIES, INCLUDING ANY WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (WHETHER ORALLY OR IN WRITING, IN ANY “DATA ROOM” RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS OR REQUESTS SUBMITTED BY OR ON BEHALF OF PURCHASER OR IN ANY OTHER FORM IN CONSIDERATION OR INVESTIGATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) TO PURCHASER OR PURCHASER GUARANTOR, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, FORECAST, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER OR PURCHASER GUARANTOR, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES BY SELLER, ITS AFFILIATES OR ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER AND PURCHASER GUARANTOR ACKNOWLEDGE AND AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS ACQUIRING THE TRANSFERRED ASSETS ON AN “AS IS, WHERE IS” BASIS.

Article 8
COVENANTS

8.1 Operation of the Business and the Athlone Facility.

(a) During the period from the date of this Agreement until the Closing or earlier termination of this Agreement in accordance with Article 9 (such period, the “Interim Period”), except (i) as expressly contemplated or required by this Agreement or the Interim Entry Agreement, (ii) as consented to in writing by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or (iii) as required by applicable Laws (with such determination being made by the Purchaser and the Seller in consultation with their respective legal counsel), the Seller shall, and shall cause its Affiliates to, operate and maintain the Business and the Athlone Facility in the Ordinary Course in all material respects and use their respective commercially reasonable efforts to preserve intact, in all material respects, the Transferred Assets and the Business, including existing relations and goodwill with Authorities, vendors and suppliers of the Business and Transferred Employees.

(b) Without limiting the generality of Section 8.1(a), except (i) to the extent Seller reasonably determines in consultation with its counsel that compliance with any restriction set forth in this Section 8.1 would violate applicable Laws, (ii) as otherwise expressly contemplated by this Agreement, (iii) for any matters set forth on Schedule 8.1(b), (iv) for any matter to the extent related to the Excluded Assets or the Excluded Liabilities, or (v) for such actions that Purchaser otherwise consents to in writing in advance (such consent not to be unreasonably withheld, conditioned or delayed), the Seller shall not, and shall cause its Affiliates not to, during the Interim Period, engage in any one or more of the following activities or transactions:

(i) initiate, solicit or accept any proposal or offer to acquire from the Seller or its Affiliates, in any manner, all or any portion of the Transferred Assets;

(ii) cause to arise or permit to exist any further Encumbrances upon any of the Transferred Assets;

(iii) (A) incur, guarantee, become liable for or assume any indebtedness and/or (B) make any loan, advance or capital contribution to or investment in any Person, in each case of clauses (A) and (B), as would impose any Liability on the Purchaser, its Affiliates or the Transferred Assets;

(iv) enter into or consummate any transaction involving the acquisition of the equity interests in or portion of the Transferred Assets (whether by merger, consolidation, exchange of equity securities or by any other manner in a single transaction or series of related transactions);

(v) sell, lease, license, transfer, assign, convey, abandon, allow to lapse or expire, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Encumbrances or otherwise dispose of any portion of the Transferred Assets;

(vi) cancel, compromise, release or waive any material right or claim of the Seller or its Affiliates, to the extent primarily relating to the ownership, use, function or value of any Transferred Asset;

(vii) commence or settle any Action or governmental investigation, or any appeal therefrom, to the extent primarily relating to or arising out of any Transferred Asset;

(viii) enter into any [**] other than in the Ordinary Course or if required by any applicable Law;

(ix) except as required pursuant to the terms of any Employee Benefit Plan, or any individual employment contract, offer letter, or letter of appointment, (or any agreement to vary the same), in each case in effect as of the date of this Agreement, (A) [**] other than changes made in the Ordinary Course; (B) [**]; or (C) [**];

(x) to the extent not captured by (ix) above, [**];

(xi) (A) modify, amend, fail to renew or terminate any Transferred Contract, or waive, release or assign any material rights or material claims under any Transferred Contract, or (B) enter into any Contract which would be a Transferred Contract if in existence as of the date of this Agreement, provided that the restrictions in the foregoing clauses (A) and (B) shall only be applicable to Contracts having [**]; and provided, further, that the Seller shall provide written notice to the Purchaser of the modification, amendment, failure to renew or termination of any Transferred Contract with [**];

(xii) modify, amend or otherwise alter or vary any [**], or waive, release or assign any material rights or material claims under any [**], save in all cases where any of the foregoing would not result in [**], this Agreement and each of the other Ancillary Agreements; provided, that the Seller may continue to accept purchase orders [**];

(xiii) terminate, modify or fail to renew any Transferred Authorization;

(xiv) settle or compromise any material claims against the Seller or any of its Affiliates (to the extent such claims primarily relate to or arise out of any Transferred Asset and are not Excluded Liabilities) other than settle or compromise any such claims solely for money damages payable prior to the Closing Date;

(xv) make material changes to any internal or posted policies and procedures with respect to data privacy and data security related to the Transferred Assets; or

(xvi) authorize or enter into any agreement or commitment with respect to any of the foregoing.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of any consent by the Purchaser under this Section 8.1, (i) such consent may be requested by the Seller and given by the Purchaser by email in accordance with Section 11.6, provided, however that such consent must come from an executive officer of the Purchaser or such other person as designated for that purpose by the Purchaser and (ii) were reasonable to do so, the Purchaser shall use its reasonable endeavors to give or deny consent within ten (10) Business Days of the request (subject to the Purchaser have been given sufficient information with respect to the circumstances in which such consent is being requested).

8.2 Transfer of Transferred Authorizations.

(a) Except as otherwise specifically set forth in this Agreement, each of the Seller and the Purchaser shall, and shall cause its respective Affiliates to, as applicable, cause the Authorization Transfer Applications to be completed and submitted to the relevant Authorities as soon as reasonably practicable after the date of this Agreement.

(b) Except as otherwise specifically set forth in this Agreement, each of the Seller and the Purchaser shall, and shall cause its respective Affiliates to, as applicable, use reasonable best efforts to provide all information and documentation necessary and take any actions required by the relevant Authorities for the purposes of the Authorization Transfer Applications and shall cooperate with the Seller or the Purchaser, as applicable, and its respective Affiliates, to procure that the Authorization Transfer Determinations issue as promptly as practicable.

(c) Except as otherwise specifically set forth in this Agreement, each Party will provide the other Party with a copy of all written communications received from relevant Authorities by it or any of its respective Affiliates relating to the Authorization Transfer Applications [**].

(d) HPRA Licenses:

(i) The Purchaser and the Seller shall jointly procure that the HPRA License Transfer Applications are completed and submitted to the HPRA [**].

(ii) Each of the Purchaser and the Seller agrees that it shall, and shall cause its Affiliates to, use best efforts (including to promptly (and in no event [**]) respond to any written queries or requests for information from the HPRA and/or the Minister for Health) to provide all information and documentation necessary and shall take any actions required by the HPRA for the purposes of the HPRA License Transfer Applications and shall cooperate with the other with a view to the HPRA License Determinations issuing as promptly as practicable (provided that in no event shall the Seller or its Affiliates be required to incur any cost, expense or other Liability in connection with the HPRA License Transfer Applications (except to the extent the Purchaser agrees to bear or reimburse such cost, expense or other Liability)).

(iii) The Purchaser and the Seller will provide one another with a copy of all written communications received from the HPRA and/or the Minister for Health [**].

(e) IE License:

(i) The Purchaser and the Seller shall jointly procure that a complete IE License Transfer Application is completed and submitted for electronic lodgment with the Agency [**].

(ii) Each of the Purchaser and the Seller agrees that it shall, and shall cause its Affiliates to use best efforts (including to promptly (and in no event [**]) respond to any written queries or requests for information from the Agency) to provide all information and documentation necessary and shall take any actions required by the Agency for the purposes of the IE License Transfer Application and shall cooperate with the other with a view to an IE License Determination issuing as promptly as practicable.

(iii) In connection with the IE License Transfer Application, the Purchaser shall be solely responsible for and shall use best efforts to agree as a matter of urgency the financial provision for environmental liability costs (ELRA) and care restoration and aftercare management plan costs (CRAMP) associated with the IE License, in a manner and form acceptable to the Agency.

(iv) The Purchaser and the Seller will provide one another with a copy of all written communications received from the Agency [**].

8.3 Access and Information.

(a) During the Interim Period, the Seller shall afford the Purchaser and its Representatives access to the Owned Real Property, the Athlone Facility and the Transferred Assets in accordance with the terms of the Interim Entry Agreement.

(b) Without prejudice to the generality of Section 8.3(a), during the Interim Period, and subject to applicable Laws, the terms of any confidentiality restrictions under Contracts to which the Seller or any of its Affiliates is a party as of the date of this Agreement and Section 8.8, the Purchaser shall be entitled, including through its Representatives, to have such reasonable access to the properties, businesses, operations, personnel and Books and Records of, or pertaining to, the Transferred Assets and the Business as it reasonably requests in connection with the Purchaser’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be at the Purchaser’s expense and shall be conducted on reasonable advance written notice, during regular business hours and shall be subject to restrictions under applicable Law. The Seller shall use its commercially reasonable efforts to cause the Representatives of the Seller to reasonably cooperate with the Purchaser and its Representatives in connection with such access and examination, and the Purchaser and its Representatives shall reasonably cooperate with the Seller and its respective Representatives and shall minimize any unreasonable disruption to the Business and the Excluded Business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would (i) unreasonably disrupt the operations of the Seller or (ii) require the Seller to disclose information subject to attorney-client privilege or conflict with any confidentiality or privacy obligations to which the Seller is bound solely on the basis that the disclosure of such information would, in the reasonable and good faith judgment of counsel to the Seller, violate such attorney-client privilege or conflict with such confidentiality obligations or Laws; provided, however, that the Seller shall promptly notify the Purchaser thereof and use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without adversely affecting such attorney-client privilege or confidentiality obligations. All requests for information made pursuant to this Section 8.3(b) shall be directed to an executive officer of the Seller or such other person as designated for that purpose by the Seller.

(c) From and after the Closing, for a period of [**], the Purchaser shall, and shall cause its Affiliates to, retain all Transferred Books and Records, and, upon reasonable request by the Seller or its applicable Affiliates, to the extent permitted by applicable Laws and confidentiality obligations existing as of the Closing Date, grant to the Seller and its Affiliates and their respective Representatives, during regular business hours and subject to reasonable rules and regulations of the Purchaser (including rules and regulations relating to COVID-19) and applicable Laws, the right, at the expense of the Seller, (i) to inspect and copy such Transferred Books and Records or (ii) to have personnel of the Purchaser or its Affiliates made available to the Seller or its Affiliates and their respective Representatives or have the Purchaser and its Affiliates otherwise cooperate, in each case to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute, (B) any litigation or investigation (except in case of disputes under, or in connection with, this Agreement, any Ancillary Agreement or any conveyance document delivered hereunder) or (C) preparing financial or accounting reports of the Seller or its Affiliates; provided, however, that in the case of the foregoing clause (B), the aggregate amount of time for which personnel shall be made available [**] (thereafter personnel shall be made available as required [**]); provided, further that in no event shall the Seller and its Affiliates have access to any income Tax Returns of the Purchaser or any of its Affiliates or any information which is subject to attorney-client privilege, conflicts with any confidentiality or privacy obligations to which the Purchaser or any of its Affiliates is subject or is otherwise of a commercially sensitive nature to the Purchaser or any of its Affiliates or which the Purchaser is otherwise prohibited from providing pursuant to applicable Laws; provided, further, that the Purchaser shall promptly notify the Seller thereof and use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without adversely affecting such attorney-client privilege or confidentiality obligations, breaching any applicable Laws or prejudicing the commercial position of the Purchaser or any of its Affiliates. The Seller shall reimburse the Purchaser promptly for reasonable expenses it incurs in complying with any such request pursuant to this Section 8.3(c) by or on behalf of the Seller. Prior to the expiry of the [**] of the Closing Date, no Books and Records related to, but not exclusively related to, the Excluded Business shall be destroyed by the Purchaser or any of its applicable Affiliates without first advising the Seller in writing and giving the Seller a reasonable opportunity to obtain possession thereof at the Seller’s expense.

(d) From and after the Closing, for a period of [**], the Seller shall, and shall cause its Affiliates to, retain all Books and Records that are not Transferred Books and Records, and, upon reasonable request by the Purchaser or its applicable Affiliates, to the extent permitted by Law and confidentiality obligations existing as of the Closing Date, grant to the Purchaser and its Affiliates and their respective Representatives, during regular business hours and subject to reasonable rules and regulations of the Seller (including rules and regulations relating to COVID-19) and applicable Laws, the right, at the expense of the Purchaser, (i) to inspect and copy any such Books and Records (redacted as appropriate with respect to Excluded Information and matters that are not related to the Transferred Assets) to the extent reasonably necessary for the ownership, use, function or value of the Transferred Assets or (ii) to have personnel of the Seller or any of its applicable Affiliates made available to the Purchaser or any of its Affiliates and their Representatives or have the Seller and any of its applicable Affiliates otherwise cooperate to the extent reasonably necessary, including in connection with (A) preparing and filing Tax Returns and/or any Tax inquiry, audit, investigation or dispute, (B) any litigation or investigation (except in case of disputes under, or in connection with, this Agreement, any Ancillary Agreement or any conveyance document delivered hereunder) or (C) preparing financial or accounting reports of the Purchaser or its Affiliates; provided, however, that in the case of the foregoing clause (B), the aggregate amount of time for which personnel shall be made available [**] (thereafter personnel shall be made available as required [**]); provided, further that in no event shall the Purchaser and its Affiliates have access to any income Tax Returns of the Seller or any of its Affiliates or any information which is subject to attorney-client privilege, conflicts with any confidentiality or privacy obligations to which the Seller or any of its Affiliates is subject or is otherwise of a commercially sensitive nature to the Seller or any of its Affiliates or which the Seller is otherwise prohibited from providing pursuant to applicable Laws; provided, however, that the Seller shall promptly notify the Purchaser thereof and use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without adversely affecting such attorney-client privilege or confidentiality obligations, breaching any applicable Laws or prejudicing the commercial position of the Seller or any of its Affiliates. The Purchaser shall reimburse the Seller promptly for reasonable expenses it incurs in complying with any such request pursuant to this Section 8.3(d) by or on behalf of the Purchaser. Prior to the expiry of the [**] of the Closing Date, no Books and Records related to, but not exclusively related to, the Transferred Assets shall be destroyed by the Seller or any of its applicable Affiliates without first advising the Purchaser in writing and giving the Purchaser a reasonable opportunity to obtain possession thereof at the Purchaser’s expense.

(e) No Party shall have any liability to any other Party in the event that any information exchanged or provided pursuant to this Section 8.3 is found to be inaccurate, provided that the disclosing Party was not aware of such inaccuracy when providing such information. No Party shall have any liability to any other Party if any information is destroyed or lost after commercially reasonable efforts by such Party to comply with the provisions of this Section 8.3.

8.4 [**].

(a) [**] .

(b) [**].

(c) [**].

8.5 Transferred Employees.

(a) Each Party shall comply with its obligations under the Transfer Regulations in connection with the transactions contemplated by this Agreement. The Parties agree that the transactions contemplated by this Agreement give rise to a transfer of an undertaking under the Transfer Regulations and that accordingly the rights and obligations arising from contracts of employment between the Seller and the Transferred Employees will have effect from the close of business on the Closing Date as if those contracts were originally made between Purchaser and the Transferred Employees and Purchaser shall inherit all rights and Liabilities arising out of or in connection with those contracts, save as otherwise provided by applicable Law and any provision of this Agreement otherwise expressly allocating those Liabilities between the Seller and the Purchaser. For the avoidance of doubt, no right or related liability of a Transferred Employee to old age, invalidity or survivor’s benefits under any pension scheme (including but not limited to the Pension Scheme) shall transfer to the Purchaser. The Parties agree that, with effect from the Closing, the Purchaser shall have in place a defined contribution plan which the Transferred Employees shall be eligible to join.

(b) Without prejudice to the generality of Section 8.5(a) and even if, contrary to the views of the Parties, the sale of Assets contemplated by this Agreement does not amount to a business transfer under the Transfer Regulations, the Purchaser agrees that it shall treat, for all purposes, any period of continuous service the Transferred Employees have spent with the Seller or any of its Affiliates, as if it were service with the Purchaser.

(c) If a vacancy is created between the date of this Agreement and the Closing Date as a result of the termination of employment, or resignation of any Transferred Employee, such departing individual shall be [**] and shall no longer be considered a Transferred Employee, and the individual who fills the resulting vacancy (it being agreed that the Seller has no obligation to fill such a vacancy) shall be [**] and thereafter be considered a Transferred Employee in place of the departing employee for purposes of this Agreement. Any individual who fills a vacancy [**] between the date of this Agreement and the

Closing Date shall be [**] and thereafter be considered a Transferred Employee for purposes of this Agreement.

(d) [**].

(e) [**].

(f) The Parties shall cooperate to prepare a written notice to the Transferred Employees and employees’ representatives of the Transferred Employees within the meaning of the Transfer Regulations (“Employees’ Representatives”) in accordance with regulation 8 of the Transfer Regulations (the “TUPE Notice”), including that the Purchaser shall provide the Purchaser TUPE Notice Information and the Seller shall provide the Seller TUPE Notice Information. The Seller shall communicate to the Transferred Employees the TUPE Notice, which notice shall:

(i) inform the Transferred Employees that following the Closing they will be employed by the Purchaser; and

(ii) comply with the requirements of any applicable Laws.

(g) The Parties shall cooperate to permit and enable the Seller to conduct a process of information and consultation with the Transferred Employees and Employees’ Representatives in accordance with regulation 8 of the Transfer Regulations (the “TUPE Process”).

(h) Notwithstanding Sections 8.5(f) and 8.5(g), the Seller and the Purchaser agree to comply with any requirements imposed on each of them by applicable Laws, including the Transfer Regulations, to inform or consult with the Transferred Employees (or any of them), and/or any Employees’ Representatives, and where required by applicable Laws, including the Transfer Regulations, to inform and consult with any other of their respective employees, or body of Representatives representing those other employees.

(i) For purposes of preparation of the TUPE Notice in accordance with Section 8.5(f), the Purchaser shall provide the Seller in a timely manner with:

(i) such assistance and prompt information in writing (including information as to any measures the Purchaser envisages taking which may affect the Transferred Employees after the Closing Date), as is, in the reasonable opinion of the Seller, necessary for the Seller (or any of its Affiliates) to comply with any legal requirement (whether pursuant to the Transfer Regulations or any written agreement with, or the constitution of, any works council, union, or other employee body) in relation to the transactions contemplated hereby, to consult with or inform the Transferred Employees (or any of them), a relevant trade union, a relevant works council or any other Employees’ Representatives; and

(ii) all information that is necessary for purposes of the TUPE Notice and the TUPE Process and that is otherwise customarily provided by a purchaser in similar transactions, including all information in respect of the compensation, benefits and any measures that the Purchaser envisages taking in relation to the Transferred Employees following the Closing, and as may otherwise be reasonably required by the Seller to facilitate the information and consultation procedures in relation to the transactions contemplated hereby (the “Purchaser TUPE Notice Information”).

(j) For purposes of preparation of the TUPE Notice in accordance with Section 8.5(f), the Seller shall include in the TUPE Notice the date or proposed date of the transfer and the reasons for the transfer and any such information as is customarily provided by a seller in similar transactions (the “Seller TUPE Notice Information”).

8.6 Ancillary Agreements.

During the Interim Period, and in any event at least [**] prior to the Closing, the Seller and the Purchaser shall, in each case in accordance with and subject to their respective obligations under the applicable Ancillary Agreement, each appoint a representative or representatives in writing in respect of the Ancillary Agreements who shall be generally responsible for managing the performance of each Party’s obligations under the Ancillary Agreements.

8.7 Confidentiality.

(a) From and after the Closing, the Seller and its Affiliates shall treat as confidential and shall safeguard any and all confidential information, knowledge or data relating exclusively to, or included in, the Transferred Assets by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as the Seller or its Affiliates used with respect thereto prior to the execution of this Agreement; provided that nothing contained in this sub-paragraph shall restrict the Seller or any of its Affiliates in their respective use of the Excluded Assets, and any Intellectual Property and other property not sold or licensed by the Seller under this Agreement or any Ancillary Agreement.

(b) From and after the date of this Agreement, the Purchaser and its Affiliates shall treat as confidential and shall safeguard any and all confidential information, knowledge or data relating to the Business or Transferred Assets and any other business activities of the Seller or its Affiliates that becomes known to the Purchaser as a result of the transactions contemplated by this Agreement except as otherwise agreed to by the Seller in writing.

(c) The Purchaser and the Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge or data that is publicly available or becomes publicly available through no act or omission of the Party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than a Party so long as such source is not subject to a contractual, legal, fiduciary or other obligation of confidentiality with respect to such information, knowledge or data.

(d) Notwithstanding anything to the contrary in this Section 8.7, either Party may disclose the other Party’s confidential information, knowledge or data solely to the extent such disclosure is required by applicable Laws; provided that the disclosing Party shall (i) give the other Party prompt prior written notice of such requirement (to the extent permissible under applicable Laws) and (ii) use commercially reasonable efforts to obtain, or to assist the other Party in seeking to obtain, confidential treatment or a protective order for such information. In the event that a protective order or confidential treatment is not obtained, the disclosing Party may furnish only that portion of the information, knowledge or data which it is legally required to disclose.

(e) In the event of a breach of the obligations hereunder by either Party, the other Party shall be entitled, in addition to all other available remedies, to injunctive relief to enforce the provisions of this Section 8.7 in any court of competent jurisdiction.

8.8 Press Releases and Other Disclosures. The press release with respect to the execution of this Agreement that is attached as Exhibit F hereto shall be issued by the Seller, on the first Business Day following the execution of this Agreement or on such other date as mutually agreed between the Purchaser and the Seller. The Seller may issue a press release with respect to the Closing, following the review and prior written consent of same by the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) to the extent such press release (i) contains material information not contained in the press release attached as Exhibit F or (ii) contains disclosure related to the Purchaser and its Affiliates or the Athlone Facility that differs from the disclosure in the press release attached as Exhibit F, on the Closing Date or on the first Business Day following the Closing Date. Each of the Seller and the Purchaser agrees not to issue any other press release or trade announcement or make any other public announcement with regard to the transactions contemplated by this Agreement without the other Party’s prior review and written consent, which shall not be unreasonably withheld, conditioned or delayed. This restriction shall not apply to announcements required by any Laws applicable to the Parties or any of their respective Affiliates, by a request by any Governmental Entity or pursuant to the rules and regulations of any stock exchange on which such Party’s stock (or the stock of their direct or indirect holding company) is traded or quoted; provided, however, that in such event the Parties shall, to the extent reasonably practicable, reasonably cooperate to agree upon the content and wording of any such announcement. From and after the date of this Agreement, the Parties and their respective Affiliates shall have the right to (a) disclose a brief summary of the transactions contemplated by this Agreement in their respective required financial reports and (b) communicate with their Third Party customers, suppliers or distributors regarding this Agreement, the Ancillary Agreements and the transactions contemplated hereby or thereby, including in order to obtain the approval, authorization or consent of any such Person necessary or desirable to effect the consummation of the transactions contemplated hereby or thereby. To the extent any Party is required to file a copy of this Agreement or any Ancillary Agreement as an exhibit to any filings with, or otherwise publicly disclose the terms hereof or thereof to, any securities exchange or any Governmental Entity, the Parties shall coordinate in advance on the form of redacted version of this Agreement or applicable Ancillary Agreement or the terms to be so filed or disclosed and permit the other Party to provide comments and take such comments into account in good faith prior to making such filing.

8.9 [**].

(a) [**].

(b) [**].

(c) [**].

8.10 Wrong-Pockets. From and after the Closing:

(a) If either the Purchaser or the Seller becomes aware that any of the Transferred Assets have not been transferred to the Purchaser or that any of the Excluded Assets have been transferred to the Purchaser (each such asset, a “Held Asset”), it shall promptly notify the other Party in writing and the Parties shall, as soon as reasonably practicable, ensure that such Held Asset is assigned and transferred (with all rights, title and interest in such Held Asset), with any necessary prior Third Party consent or approval, to (i) the Purchaser, in the case of any Transferred Asset which was not transferred to the Purchaser at the Closing; or (ii) the Seller, in the case of any Excluded Asset which was transferred to the Purchaser at the Closing, in all cases without delivery of any [**] therefor. Pending such transfer, the Purchaser or the Seller (as applicable) shall (A) hold in trust or similar arrangement such Held Asset and provide to the Purchaser or the Seller (as applicable) or its designated assignee all of the benefits associated with the ownership of the Held Asset, and (B) cause such Held Asset to be used or retained as may be reasonably instructed by the Purchaser of the Seller (as applicable); provided, that neither Party or any of its respective Affiliates shall be obligated to pay (or cause to be paid) (x) fees, costs or expenses in connection with such arrangements (other than immaterial administrative or legal costs and expenses) or (y) any [**] with respect to such arrangements.

(b) The Seller shall, or shall cause its applicable Affiliates to, promptly forward to the Purchaser (i) any payment which per the terms of this Agreement belongs to the Purchaser or one of its Affiliates that is received by the Seller or one of its Affiliates after the Closing and (ii) copies of any communications received by the Seller or one of its Affiliates after the Closing from a customer or other business partner to the extent related to the Transferred Assets.

(c) The Purchaser shall, or shall cause its applicable Affiliates to, promptly forward to the Seller (i) any payment which per the terms of this Agreement belongs to the Seller or one of its Affiliates that is received by the Purchaser or one of its Affiliates after the Closing and (ii) copies of any communications received by the Purchaser or one of its Affiliates after the Closing from a customer or other business partner to the extent related to the Seller or one of its Affiliates.

8.11 [**]

(a) [**]

(b) [**]

(c) [**]

(d) [**]

(e) [**]

8.12 Insurance. Following the Closing, upon the Purchaser’s reasonable request and only to the extent that (a) the applicable insurance policies of the Seller or its Affiliates provide any coverage or (b) the Seller has not otherwise remedied the applicable loss, Liability or damage prior to the Closing, by, for example, replacing the damaged equipment forming the basis of such claim, the Seller shall, or shall cause its Affiliates to, use commercially reasonable efforts to, on behalf of the Purchaser and at the Purchaser’s sole cost and expense, file, notice and otherwise continue to pursue any claims (including using reasonable efforts to assert and maintain such claims) and recover proceeds under the terms of any applicable insurance policies for any covered amount in respect of the loss, Liability or damage to any Transferred Asset occurring after the date of this Agreement and prior to the Closing. To the extent the Seller or any of its Affiliates receives a cash payment following the Closing from any insurance carrier for any such insurance claims, then the Seller shall promptly remit any such cash payment to the Purchaser only to the extent that the Seller has not otherwise remedied the applicable loss, Liability or damage prior to the Closing, by, for example, replacing the damaged equipment forming the basis of such claim; provided, however, that such cash payment shall be (A) reduced by the amount of any applicable deductibles and copayment provisions or any payment or reimbursement obligations of the Seller or any of its Affiliates in respect thereof and (B) net of the amount of any related Tax costs; provided, further, that in the case of any insurance policy that is a business interruption or similar insurance policy or that otherwise covers a Loss borne by the Seller or one of its Affiliates prior to the Closing, the Seller shall be entitled to such portion of the insurance recoveries attributable to the portion of the Loss borne by the Seller or any of its Affiliates. Notwithstanding anything to the contrary in this Section 8.12, in no event shall the Purchaser be entitled to be compensated more than once for the same loss, Liability or damage, whether by way of inclusion in the current Liabilities, indemnification pursuant to Article 11 hereof, remediation by the Seller prior to the Closing or through insurance proceeds pursuant to this Section 8.12.

8.13 Non-Solicitation.

(a) For a period of [**] following the Closing Date, the Seller shall not, and shall cause its Affiliates not to, without the prior written consent of the Purchaser, solicit or otherwise attempt to induce [**] to terminate their employment relationship with the Purchaser and/or any of its Affiliates; provided, however, that the restrictions of this Section 8.13(a) shall not apply if (i) a [**] (as the case may be) responds to a general advertisement or any search firm engagement which, in any such case, is not directed or focused on such [**], or (ii) the Seller or its Affiliates hires or engages a [**] who applies for employment or otherwise approaches the Seller or its Affiliates with respect to a potential consulting or other independent contractor arrangement, as long as such [**] was not solicited by the Seller or its Affiliates in violation of this Section 8.13(a).

(b) For a period beginning on the date hereof and ending on the date that is [**] following the Closing Date, the Purchaser shall not, and shall cause its Affiliates not to, without the prior written consent of the Seller, solicit or otherwise attempt to induce any [**] (each, a “Restricted Person”) to terminate their officer or employment relationship with the Seller or any of its Affiliates; provided, however, that the restrictions of this Section 8.13(b) shall not apply if (i) a Restricted Person responds to a general advertisement or any search firm engagement which, in any such case, is not directed or focused on any such Restricted Person, or (ii) the Purchaser or its Affiliates hires or engages a Restricted Person who applies for employment or otherwise approaches the Purchaser or its Affiliates with respect to a potential consulting or other independent contractor arrangement, as long as such Restricted Person was not solicited by the Purchaser or its Affiliates in violation of this Section 6.13(b).

(c) If any provision set forth in this Section 8.13 is invalid, illegal or incapable of being enforced by any law or public policy, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 8.13, but this Section 8.13 shall be construed as if such invalid, illegal or unenforceable provision alone had never been set forth in this Section 8.13. Notwithstanding any other provision of this Agreement, it is the intention of the Parties that if any of the restrictions or covenants contained in this Section 8.13 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 8.13 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions, in each case not greater than those contained in this Section 8.13, as shall be valid and enforceable under such applicable Law.

8.14 Taxes.

(a) Transfer Taxes; VAT.

(i) The Purchaser shall be responsible for all Transfer Taxes (excluding, for the avoidance of doubt, VAT, which shall be payable in accordance with this Section 8.14) regardless of the Party on whom Liability is imposed under the provisions of the applicable Laws relating to such Transfer Taxes. At the option of the Purchaser, the Seller shall consult with, and cooperate with, the Purchaser on a reasonable basis and otherwise take commercially reasonable efforts to obtain any available exemptions from or reductions in such Transfer Taxes.

(ii) Each amount stated as payable by the Purchaser under or pursuant to this Agreement is exclusive of VAT. The Parties intend that the sale of the Transferred Assets under this Agreement shall constitute a transfer of a business and shall use all reasonable efforts to secure that the sale of the Transferred Assets under this Agreement is treated as neither a supply of goods nor a supply of services for the purposes of VAT in accordance with Sections 20(2)(c) and 26(2) VATCA, such that no VAT shall be chargeable in respect of the sale and purchase under this Agreement. However, if all or any part of the sale of the Transferred Assets under this Agreement is treated as a supply of goods or services for the purposes of VAT, (A) the Seller shall deliver to the Purchaser a valid VAT invoice in respect of all or any of the Transferred Assets and (B) the Purchaser shall pay to the Seller an amount equal to all VAT so arising within thirty (30) days of receipt of such invoice.

(iii) If any amount of VAT charged by the Seller is subsequently found to have been charged in error, the Seller shall reimburse Purchaser for the amount of any such VAT paid by the Purchaser to the Seller [**] of the receipt by Seller of written confirmation, issued by the Revenue Commissioners to either the Seller or the Purchaser, that the VAT was incorrectly charged.

(iv) Within [**] of the signing of this Agreement the Seller shall furnish to the Purchaser copies of the Capital Goods Records in respect of the Owned Real Property and such other information in relation to the VAT history of the Owned Real Property as the Purchaser, acting reasonably, shall in writing require in order to comply with the Purchaser’s obligations in respect of the Owned Real Property under the VAT Act.

(v) Within [**] of the signing of this Agreement, the Seller shall use commercially reasonable endeavours to furnish to the Purchaser copies of available invoices and other relevant documentation, which evidence expenditure on qualifying ‘industrial buildings’ (within the meaning of section 268 TCA) and, in particular, in respect of expenditure of the Owned Real Properties referred to as “building 15” and/or “building 16”.

(vi) For the avoidance of doubt, each Party shall be responsible for any Tax obligations (other than obligations in respect of Transfer Taxes and VAT) of its own due to this Agreement (including corporation Tax, income Tax and capital gains Tax), and neither Party shall have any obligation towards the other Party in case that the other Party fails to fully comply with its Tax obligations.

(b) Straddle Periods. In the case of any Straddle Period, (i) all Property Taxes for any such period shall be apportioned between the Pre-Closing Period and the Post-Closing Period on a per diem basis and (ii) all other Taxes (other than Transfer Taxes and VAT) shall be apportioned between the Pre-Closing Period and the Post-Closing Period as if the Pre-Closing Period ended at the close of business on the date prior to the Closing Date.

(c) Cooperation and Audits. Notwithstanding anything to the contrary in Section 2.2, the Parties and their respective Affiliates shall cooperate on a reasonable basis with each other regarding Tax matters governed by this Agreement or relating to the Transferred Assets and will make available to the other as reasonably requested all information, records and documents relating to such Tax matters and the filing of Tax Returns (including any Tax Returns relating to Transfer Taxes) until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all Actions with respect to such Taxes. Without prejudice to the generality of the foregoing, the Seller and its Affiliates covenant to provide such available information and assistance (including, without limitation, access to premises and personnel and available relevant historic documentation) as reasonably requested by the Purchaser or its Affiliates relating to the availability of ‘industrial buildings allowances’ on the Owned Real Properties referred to as [**]. For the avoidance of doubt, no Party shall be required to provide to the other Party (or any of its Affiliates) an income, corporation or capital gains Tax Return of such Party or any of its Affiliates pursuant to this Section 8.14(c).

Article 9
TERMINATION

9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, prior to the Closing:

(a) at any time, by mutual written agreement of the Seller and the Purchaser;

(b) at any time after the Long Stop Date, by the Seller upon written notice to the Purchaser, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Seller; provided, however, that the Seller may not terminate this Agreement pursuant to this Section 9.1(b) if the Seller is then in material breach of the covenants and agreements required to be performed by it hereunder on or prior to the Closing;

(c) at any time after the Long Stop Date, by the Purchaser upon written notice to the Seller, if the Closing shall not have occurred for any reason other than a breach of this Agreement by the Purchaser; provided, however, that the Purchaser may not terminate this Agreement pursuant to this Section 9.1(c) if the Purchaser is then in material breach of the covenants and agreements required to be performed by it hereunder on or prior to the Closing;

(d) by the Seller if there shall have been a material breach by the Purchaser of warranty, covenant or other agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder in favor of the Purchaser, and (ii) cannot be cured, or has not been cured [**] following receipt by the Purchaser of written notice of such breach (and, in any event, prior to the Long Stop Date);

(e) by the Purchaser if there shall have been any Environmental Release during the Interim Period that has caused a Material Adverse Effect or a material breach by the Seller of any warranty, covenant or other agreement set forth in this Agreement, which breach (i) would give rise to the failure of a condition to the Closing hereunder in favor of the Seller, and (ii) cannot be cured, or has not been cured [**] following receipt by the Seller of written notice of such breach (and, in any event, prior to the Long Stop Date); or

(f) by either the Purchaser or the Seller, upon delivery of written notice to the other, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree, injunction or ruling permanently restraining or prohibiting the transactions contemplated by this Agreement, and such order, judgment, decree, injunction or ruling shall have become final and non-appealable.

9.2 Effect of Termination.

(a) In the event of a valid termination by either Party pursuant to Section 9.1, written notice thereof will forthwith be given to the other Party and the transactions contemplated by this Agreement will be terminated, without further action by any Party. If the transactions contemplated by this Agreement are terminated as provided herein, this Agreement shall become null and void and have no further force and effect and all obligations of the Parties under this Agreement shall terminate and there shall be no liability of any Party to the other Party, except that Section 8.5(a) (excluding any obligations in respect of confidential information described therein), Section 8.7, this Section 9.2, Section 10.4, Article 11 and Article 1 (to the extent defined terms therein are referenced in any of the foregoing Sections or Articles) shall survive any such termination of this Agreement, (b) nothing herein will relieve or release any Party in breach or default of any of its obligations under this Agreement from any liability for damages suffered by the other Party as a result of such breach or default, (c) nothing herein will relieve or release any Party in breach or default of any of its obligations under any of the Ancillary Agreements from any liability for damages suffered by the other Party as a result of such breach or default.

Article 10
SURVIVAL; INDEMNIFICATION

10.1 Survival. Except in case of Fraud, claims for any breach of the warranties contained in this Agreement, other than the Fundamental Warranties and the warranties set forth in Section 6.19 (Taxes) shall be deemed time-barred if no respective Claim Notice (in case of a Third Party Claim) or corresponding notice of the relevant claim (in case of other claims) is delivered until the end of a period of [**] from the Closing Date. Except in case of Fraud, the warranties set forth in Section 6.19 (Taxes) shall be deemed time-barred if no respective Claim Notice (in case of a Third Party Claim) or corresponding notice of the relevant claim (in case of other claims) is delivered until the later of (i) the end of a period of [**] from the end of the accounting period which is current on the Closing Date or (ii) [**] after the expiration of the applicable statute of limitations for the underlying Third Party Claim or other claim. Except in case of Fraud, claims for any breach of the Fundamental Warranties shall be deemed time-barred if no respective Claim Notice (in case of a Third Party Claim) or corresponding notice of the relevant claim (in case of other claims) is delivered until the later of (i) the end of a period of [**] from the Closing Date or (ii) [**] after the expiration of the applicable statute of limitations for the underlying Third Party Claim or other claim. The right to make claims under the covenants and agreements of the Parties contained in this Agreement that are to be performed prior to the Closing shall survive the Closing until the date that is [**] after the Closing Date. The covenants and agreements required to be performed at or following the Closing shall survive the Closing until fully performed. The indemnity obligations under Sections 10.2 and 10.3 shall survive with respect to each underlying Third Party Claim until [**] after the expiration of the statute of limitations applicable to such underlying Third Party Claim. Any claim for Fraud shall survive until the expiration of the applicable statute of limitations.

10.2 Indemnification by the Seller. Subject to the limitations set forth elsewhere in this Article 10, at all times from and after the Closing, the Seller shall remain responsible for, and will promptly observe, perform, pay and discharge all of the Liabilities (excluding the Transferred Liabilities) and shall be solely responsible for and shall indemnify, defend and hold harmless the Purchaser and its Affiliates and their respective officers, directors and employees (collectively, the “Purchaser Claiming Parties”), irrespective of any fault, from and against any Losses suffered or incurred by the Purchaser Claiming Parties directly or indirectly to the extent that such Losses are in connection with, arising out of or resulting from the following:

(a) the breach of or failure to perform any covenant or agreement by the Seller or any of its Affiliates contained in the Transaction Documents;

(b) the Seller’s failure to assume, perform, pay and discharge any and all Excluded Liabilities;

(c) [**];

(d) [**];

(e) any Environmental Release or Contaminant at or related to the Athlone Facility to the extent the underlying acts, omissions, facts, circumstances or claims arose prior to the Closing;

(f) the Seller’s failure to pay and discharge the [**] after the Closing Date;

(g) any and all claims, Actions, proceedings, demands, liabilities, costs and expenses, of whatsoever nature in connection with any Excluded Assets or the Excluded Liabilities;

(h) all Liabilities to the extent arising directly out of, or from, the ownership or operation of the Owned Real Property prior to the Closing, except to the extent: (i) they are Permitted Encumbrances (ii) they are Liabilities relating to the state of repair and condition of the Owned Real Property; or (iii) they are Liabilities relating to non-compliance with the Planning Acts, the Building Control Act and the Building Regulations.

(i) where any [**] claims to be [**] of the Purchaser or makes any other claim against the Purchaser, in each case with respect to the period prior to the Closing, the Seller shall indemnify the Purchaser in respect of any Liabilities incurred by it in respect of defending or as a consequence of any such claim, [**];

(j) [**] save in the Ordinary Course, or that does not comply with applicable Laws;

(k) the enforcement by the Purchaser of any provision of the Transaction Documents;

(l) (i) the failure by the Seller or its Affiliates to comply with its obligations under the Transfer Regulations in connection with the transactions contemplated by this Agreement, including its failure to [**] or (ii) any omission, misstatement or inaccuracy in the Seller TUPE Notice Information;

(m) [**]; or

(n) [**].

10.3 Indemnification by the Purchaser. Subject to the limitations set forth elsewhere in this Article 10, at all times from and after the Closing, the Purchaser shall be responsible for, and will promptly observe, perform, pay and discharge all of the Liabilities (excluding the Excluded Liabilities) and shall be solely responsible for and shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective officers, directors and employees (collectively, the “Seller Claiming Parties”), irrespective of any fault, from and against any Losses suffered or incurred by the Seller Claiming Parties directly or indirectly to the extent that such Losses are in connection with, arising out of or resulting from the following:

(a) the breach of or failure to perform any covenant or agreement by the Purchaser or any of its Affiliates contained in the Transaction Documents;

(b) the Purchaser’s failure to assume, perform, pay and discharge any and all Transferred Liabilities;

(c) [**];

(d) any Environmental Release or Contaminant at or related to the Athlone Facility to the extent the underlying acts, omissions, facts, circumstances or claims arise following the Closing;

(e) the enforcement by the Seller of any provision of the Transaction Documents;

(f) all Liabilities to the extent arising directly out of, or from, the ownership or operation of the Owned Real Property following the Closing;

(g) any and all claims, Actions, proceedings, demands, liabilities, costs and expenses, of whatsoever nature in connection with any Transferred Assets or the Transferred Liabilities; and

(h) (i) the failure by the Purchaser or its Affiliates to comply with its obligations under the [**] in connection with the transactions contemplated by this Agreement, including any failure to comply with the Transfer Regulations in respect of the measures that the Purchaser or its Affiliates take, or propose to take, in relation to the Transferred Employees [**] or (ii) any omission, misstatement or inaccuracy in the Purchaser TUPE Notice Information.

10.4 Limitations on Amounts of Losses. Notwithstanding anything herein to the contrary and other than with respect to Fraud:

(a) The maximum aggregate liability of the Seller for Losses in connection with Indemnity/Warranty Claims shall be limited to [**]; provided, however, that the foregoing limitation on liability shall not apply to Losses in connection with Indemnity/Warranty Claims arising from, or in connection with a breach of (i) the Fundamental Warranties, for which the maximum aggregate liability of the Seller for Losses arising from or in connection with such breach shall not exceed [**] and (ii) the warranties set forth in Section 6.7(a), for which the maximum aggregate liability of the Seller for Losses arising from or in connection with such breach (together with any claims under the Land Sale Contract) shall not exceed [**].

(b) The maximum aggregate liability of the Purchaser for Losses in connection with Indemnity/Warranty Claims shall be limited to [**]; provided, however, that the foregoing limitation on liability shall not apply to Losses in connection with Indemnity/Warranty Claims arising from or in connection with a breach of the Fundamental Warranties, for which the maximum aggregate liability of the Purchaser for Losses arising from or in connection with such breach shall not exceed [**].

(c) No Party shall be liable for Losses unless the aggregate amount of Losses arising from or in connection with any breach of the warranties hereunder with respect to any such individual breach (with all claims arising out of substantially the same facts being aggregated for such purpose) exceeds [**] (each, a “Qualifying Loss”) and for any Qualifying Loss unless the amount of all Qualifying Losses, when aggregated together, exceeds [**] (the “Basket”), in which case the liable Party shall be liable for [**]; provided, however, that the limitations on liability in this Section 10.4(c) shall not apply to a breach of the Fundamental Warranties.

(d) Except as otherwise provided herein, with respect to any indemnification obligation hereunder arising under any Ancillary Agreement, such indemnification obligation shall be subject to any applicable limitation on liability set forth in such Ancillary Agreement, if any.

10.5 Other Limitations on Indemnification. Notwithstanding anything herein to the contrary, except in the case of Fraud:

(a) All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article 10 shall be reduced by the amount of insurance proceeds, indemnification payments and other Third Party recoveries actually received by any Indemnified Party in respect of any Losses incurred by such Indemnified Party. In the event any Indemnified Party is entitled to any insurance proceeds, indemnity payments or any Third Party recoveries in respect of any Losses for which such Indemnified Party is entitled to indemnification pursuant to this Article 10, such Indemnified Party shall use commercially reasonable efforts to obtain, receive or realize such proceeds, benefits, payments or recoveries. In the event that any such insurance proceeds, indemnity payments or other Third Party recoveries are realized by an Indemnified Party subsequent to receipt by such Indemnified Party of any indemnification payment hereunder in respect of the claims to which such insurance proceeds, indemnity payments or other Third Party recoveries relate, appropriate refunds shall be made promptly by the relevant Indemnified Parties of all or the relevant portion of such indemnification payment previously received.

(b) No claim for misrepresentation or breach of warranty shall be made by any Purchaser Claiming Party if such fact or event was disclosed in this Agreement or, in accordance with and subject to Section 11.16, in the Seller Disclosure Letter.

(c) No Purchaser Claiming Party or Seller Claiming Party shall be entitled to be compensated more than once, under any of the Transaction Documents, for the same Loss.

10.6 Procedures for Indemnification.

(a) In order for any Indemnified Party to be entitled to make a claim for indemnification under this Article 10, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Indemnifying Party, as promptly as reasonably practicable after it acquires knowledge of the fact, event or circumstance giving rise to a claim for Losses pursuant to this Article 10. Each Indemnification Claim Notice shall specify in reasonable detail the nature of, the facts, circumstances and the amount or a good faith estimate (only to the extent ascertainable) of the potential Losses against which such Indemnified Party seeks indemnification for, such claim asserted, and the provisions of this Agreement upon which such claim for indemnification is made; provided, however, that any failure by such Indemnified Party to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. After delivery of an Indemnification Claim Notice to the Indemnifying Party, (i) the Indemnified Party which has provided such Indemnification Claim Notice shall, upon written request from the Indemnifying Party, supply and make available to the Indemnifying Party and its Representatives (at the Indemnifying Party’s cost and expense) all relevant information in its or its Affiliates’ possession relating to the claim reasonably requested by the Indemnifying Party (except to the extent that such action would result in a loss of attorney-client privilege; provided, that such Indemnified Party shall use its commercially reasonable efforts to provide such information in such format to the Indemnifying Party, or on an outside counsel only basis or in such other manner which would not result in the loss of such attorney-client privilege) and (ii) the Indemnified Party shall, and shall cause its Representatives, to (A) be reasonably available to the Indemnifying Party and its Representatives (at the Indemnifying Party’s cost and expense) during normal business hours to discuss such claim, (B) render to the Indemnifying Party and its Representatives such assistance as may reasonably be requested, (C) provide reasonable access to such properties, facilities, books, records, accountant work papers and other documents or information in their possession or that may be reasonably obtained as the Indemnifying Party and/or its Representatives may reasonably require (at the Indemnifying Party’s cost and expense) (provided, that the accountants of the Indemnified Party shall not be obligated to make any working papers available to the Indemnifying Party or its Representatives unless and until such Party or such Representative, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants), and (D) otherwise cooperate with the Indemnifying Party and its Representatives in good faith (at the Indemnifying Party’s cost and expense). Without limiting the foregoing, such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party or its Representatives of books, records and other documents and information which are actually and reasonably relevant to such claim. Upon becoming aware of any such claim for indemnification under this Article 10, the Indemnifying Party shall not take any steps which might reasonably be expected to damage the commercial interests of the Indemnified Party or its Affiliates without prior approval of the Indemnified Party.

(b) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by delivering an Indemnification Claim Notice with respect to such Direct Claim to the Indemnifying Party promptly; provided, however, that any failure by such Indemnified Party to give such prompt Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnified Party shall allow the Indemnifying Party and its Representatives to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party as provided in Section 10.6(a). The Indemnifying Party may, [**] receipt of an Indemnification Claim Notice with respect to such Direct Claim, deliver to the Indemnified Party a written response disputing such claim, which response must state in reasonable detail the reasons why the Indemnifying Party disputes such claim, together with reasonable supporting detail. [**].

(c) Save to the extent to which such Direct Claim has previously been satisfied, settled or withdrawn, any Direct Claim by an Indemnified Party shall not be enforceable against the Indemnifying Party and shall be deemed to have been withdrawn unless (except as agreed by the Parties otherwise) proceedings in respect of such claim are commenced, subject to Section 10.6(d), by the Indemnified Party [**] of service of notice of any dispute by the Indemnifying Party pursuant to Section 10.6(b).

(d) Where any Direct Claim by an Indemnified Party relates to a Loss which, at the time that such claim is notified to the Indemnifying Party is a contingent liability, the Indemnifying Party shall not be under any obligation to make any payment to an Indemnified Party in respect thereof and unless and until such time as the contingent liability ceases to be contingent and becomes actual and is due and payable. If an Indemnified Party has issued a notice in respect of such Direct Claim in accordance with Section 10.6(b) before the expiry of the relevant time periods for making such a claim against the relevant Indemnifying Party set out in Section 10.1, the [**] in Section 10.6(c) shall be deemed to commence upon the date which the liability ceases to be contingent and becomes an actual liability and is due and payable.

10.7 Third Party Claims.

(a) Promptly after an Indemnified Party has received notice or has knowledge of any Third Party claim or proceeding, or threatened claim or proceeding (a “Third Party Claim”) which could result in a Loss for which such Party may be entitled to indemnification under this Article 10 the Indemnified Party shall without undue delay deliver to Indemnifying Party written notice of such Third Party Claim (the “Claim Notice”), which Claim Notice shall include, to the extent known, the nature and basis of such Third Party Claim, the basis for indemnification hereunder and the amount in dispute under the action, claim or proceeding; provided, however, that the failure of the Indemnified Party to provide the Claim Notice shall not release or waive the Indemnifying Party from its obligations to the Indemnified Party under this Article 10 except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b) The Parties agree to cooperate fully in connection with the defense, negotiation or settlement of any claim for indemnification arising from a Third Party Claim. Such cooperation shall include the retention and, upon the request of the Party defending, negotiating or settling the claim (“Requesting Party”), (at Requesting Party’s cost) the provision to such Requesting Party of records and information which are reasonably relevant to such Third Party Claim, and making employees and other Representatives reasonably available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.

(c) If the Indemnifying Party is not entitled to assume the defense of a Third Party Claim or fails or refuses to undertake the defense of a Third Party Claim [**] after the claim for indemnification has been tendered to the Indemnifying Party by the Indemnified Party, pursuant to and in accordance with Section 10.6(c), or if the Indemnifying Party declares not to undertake the defense, or if the Indemnifying Party later fails to conduct in good faith the defense or withdraws from such defense, the Indemnified Party shall have the right to (i) undertake the defense of such claim with counsel of its own choosing, with the Indemnifying Party being responsible for the reasonable costs and expenses of such defense as Losses hereunder if and to the extent that such claim is determined to be a claim for which such Indemnified Person is entitled to be defended, indemnified, held harmless or reimbursed under this Article 10, and (ii) settle or compromise, or attempt to settle or compromise, the Third Party Claim; provided, however, that the Indemnified Party shall not settle or compromise such Third Party Claim without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed) and in assuming and/or defending such Third Party Claim the Indemnifying Party shall not do anything that would reasonably be expected to cause reputational damage to the Indemnified Party or any of its Affiliates.

10.8 Mitigation of Losses. Each Indemnified Party shall take commercially reasonable steps to mitigate all Losses promptly after its senior executives have actually become aware of any event which gives rise to any Losses that are indemnifiable hereunder.

10.9 Tax Treatment. To the extent permitted by applicable Law, the Purchaser and the Seller agree to treat any payments made pursuant to the indemnification provisions of this Agreement, in each case, as an adjustment to the Purchase Price, as applicable, for Tax purposes. Notwithstanding the foregoing, if the Indemnified Party is subject to Tax on any amounts received pursuant to the indemnification provisions of this Agreement (which, for the avoidance of doubt, includes withholdings or deductions applied by the Indemnifying Party or tax in the Indemnified Party’s hands), then the Indemnifying Party shall pay such additional amount to the Indemnified Party and shall ensure that the total after-Tax amount received by the Indemnified Party, less the Tax chargeable on such amount, is equal to the amount that would otherwise have been received by the Indemnified Party under this Agreement.

10.10 Setoff Rights. Notwithstanding anything to the contrary in this Agreement, and without prejudice to any other right or remedy it has or may have, each Party (and its respective Affiliates) [**]. The payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.

10.11 Exclusive Remedy. Except in respect of Fraud, from and after the Closing, the indemnification provisions contained in this Article 10 will constitute the sole and exclusive recourse and remedy of the Parties with respect to any claims for indemnification arising in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. For the avoidance of doubt, the provisions of this Article 10 will not restrict the right of any Party to seek specific performance, injunctive relief or other remedies in connection with any covenants, or breach of any of the covenants, contained in this Agreement or any of the other Transaction Documents. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Indemnified Parties’ remedies with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid hereunder.

Article 11
MISCELLANEOUS

11.1 Expenses. Except as expressly provided herein or in any Ancillary Agreement, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such costs and expenses.

11.2 Further Assurance. Each of the Parties shall, and shall cause its respective Affiliates to, from time to time at the reasonable request and sole expense of the requesting Party, without any additional consideration, furnish to the other Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate, in the opinion of counsel to the requesting Party, to carry out the provisions of this Agreement and each of the other Transaction Documents and give effect to the transactions contemplated hereby and thereby.

11.3 Waiver and Amendment. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified except by an instrument in writing signed by or on behalf of each of the Parties.

11.4 Entire Agreement. This Agreement, including the Annexes, Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, the Ancillary Agreements, that certain Multi-Party Confidential Disclosure Agreement, dated as of 22 September 2023, by and among the Seller, the Purchaser Guarantor, [**], that certain Mutual Confidential Disclosure Agreement, dated as of 1 June 2023, by and between the Seller and the Purchaser Guarantor, that certain Data Transfer Agreement, dated as of 1 June 2023, by and between the Seller and the Purchaser Guarantor and any other documents delivered pursuant to this Agreement and the Ancillary Agreements constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior communications, agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof. There are no contracts, agreements, warranties, promises, covenants or arrangements between the Parties hereto with respect to the transactions contemplated hereby, other than those expressly set forth in this Agreement, the Ancillary Agreements and any other documents delivered pursuant to this Agreement and the Ancillary Agreements.

11.5 Headings. The headings and table of contents contained in this Agreement are intended solely for convenience and shall not affect the meaning or interpretation of this Agreement nor the rights of the Parties.

11.6 Notices. All notices, consents, waivers and other communications required or permitted to be given hereunder shall in all cases be delivered by email (with receipt of such email acknowledged by a non-automated response by the applicable recipient [**] of receipt, or, in the event that receipt is not so acknowledged by the applicable recipient, with delivery by an internationally recognized courier service of a confirmatory hardcopy without undue delay) and shall be deemed given when sent by e-mail, or as a second method of delivery also be delivered (i) by personal delivery or (ii) by an internationally recognized overnight courier service, to the applicable address set forth below, unless another address has been previously specified in writing by such Party in the manner set forth above:

If to the Seller:

Alkermes Pharma Ireland Limited

Connaught House, 1 Burlington Road

Dublin 4, Ireland

Attention: Athlone Legal Notices
Email: [**]

With copies (which will not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Aaron Gardner and Julie Scallen
Email: aaron.gardner@lw.com; julie.scallen@lw.com

Arthur Cox LLP
Ten Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Attention: Christopher McLaughlin
Email: Christopher.McLaughlin@arthurcox.com

If to the Purchaser:

Novo Nordisk Production Ireland Limited

First Floor, Block A, the Crescent Building

Northwood Business Park

Santry, Dublin 9, Ireland

Attention: CVP, Corporate Alliance management (with a copy to Corporate Development and General Counsel);

Email: [**]

With copies (which will not constitute notice) to:

Matheson LLP
70 Sir John Rogerson’s Quay
Dublin 2, Ireland
Attention: David Fitzgibbon and John Coary
Email: david.fitzgibbon@matheson.com; john.coary@matheson.com

If to the Purchaser Guarantor:

Novo Nordisk A/S

Novo Alle 1

2880 Bagsværd, Denmark

Attention: CVP, Corporate Alliance management (with a copy to Corporate Development and General Counsel)

Email: [**]

With copies (which will not constitute notice) to:

Matheson LLP
70 Sir John Rogerson’s Quay
Dublin 2, Ireland
Attention: David Fitzgibbon and John Coary
Email: david.fitzgibbon@matheson.com; john.coary@matheson.com

11.7 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors, legal representatives and permitted assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Party; provided, however, that either Party may (a) assign its rights, obligations and liabilities under this Agreement or any part hereof to one or more of its Affiliates without the consent of the other Party; and (b) assign this Agreement in its entirety to a successor to all or substantially all of its business or Assets to which this Agreement relates. Any permitted assignee shall expressly agree to be bound by all obligations of the assigning Party under this Agreement, and no permitted assignment shall relieve the assignor of liability hereunder. Any purported assignment without such prior written consent shall be void and of no force or effect.

11.8 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Delivery of an executed counterpart of this Agreement by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart hereof.

11.9 Electronic Signature. The Parties consent to the execution by or on behalf of each other Party to this Agreement and the Ancillary Agreements by electronic signature, provided that such manner of execution is permitted by law. The Parties (a) agree that an executed copy of this Agreement and the Ancillary Agreements may be retained in electronic form and (b) acknowledge that such electronic form shall constitute an original of the Agreement or the Ancillary Agreements (as applicable) and may be relied upon as evidence of the Agreement or the Ancillary Agreements (as applicable).

11.10 Governing Law and Dispute Resolution. This Agreement and any non-contractual obligations arising out of or in connection with this Agreement, all disputes arising out of or in any way relating to this Agreement and any disputes in any way connected with the subject matter of this Agreement, whether contractual or non-contractual (“Proceedings”) shall be governed by, and interpreted in accordance with, the laws of Ireland, without giving effect to the conflict of laws provision thereof. Each of the Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the courts of Ireland solely and specifically for the purposes of any Action or Proceeding arising out of or in connection with this Agreement and agrees not to claim that the courts of Ireland are not a convenient or appropriate forum; provided, however, that nothing contained in this Section 11.10 shall limit the right of any Party to bring enforcement Proceedings in another jurisdiction on foot of an Irish judgement or an order of the Irish courts or to seek interim, protective or provisional relief in the courts of another jurisdiction.

11.11 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. It is therefore agreed that the Parties shall be entitled to seek a temporary, preliminary or permanent injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, without posting any bond or other undertaking, in addition to any other remedy to which they are entitled at law or in equity.

11.13 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or legal entity of any type between the Seller and the Purchaser, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this Agreement, or any of the transactions contemplated hereby, as a partnership for any Tax purposes. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.

11.14 English Language. This Agreement is written and executed in the English language. Any translation into any other language shall not be an official version of this Agreement and in the event of any conflict in interpretation between the English version and such translation, the English version shall prevail.

11.15 Construction. The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party participated in its preparation.

11.16 Seller Disclosure Letter. The warranties of the Seller set forth in this Agreement are made and given subject to, and are qualified by, the matters Disclosed in the Seller Disclosure Letter. Any Disclosure set forth in one Section or subsection of the Seller Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information is relevant to such other Section or subsection. No Disclosure set forth in the Seller Disclosure Letter relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Seller Disclosure Letter shall not be deemed to be an admission or acknowledgment that such information is required by the terms of this Agreement to be disclosed.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as a DEED as of the date first above written.

PURCHASER:

SIGNED for and on behalf of

NOVO NORDISK PRODUCTION

IRELAND LIMITED by its lawfully appointed attorney and DELIVERED as a DEED in the presence of:

/s/ Ketty Frium Jorhøi

(Signature of witness)

(Name of witness)

(Address of witness)

/s/ Erik Lorin Rasmussen LAWFULLY APPOINTED ATTORNEY Name: Erik Lorin Rasmussen Date: 13 December 2023

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as a DEED as of the date first above written.

SELLER:

GIVEN under the Common Seal of ALKERMES PHARMA IRELAND LIMITED and DELIVERED as a DEED	/s/ Declan O’Connor DIRECTOR

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as a DEED as of the date first above written.

PURCHASER GUARANTOR:

SIGNED as a DEED for and on behalf of

NOVO NORDISK A/S

acting by its authorised signatories

/s/ Karsten Munk Knudsen

Authorised Signatory

Name: Karsten Munk Knudsen

Date: 13 December 2023

/s/ Henrik Ehlers Wulff

Authorised Signatory

Name: Henrik Ehlers Wulff

Date: 13 December 2023